UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(First Amendment)

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 29, 2006

ULURU INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	000-49670	41-2118656
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4452 Beltway Drive
Addison, Texas 75001
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (214) 905-5145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Information included in this Form 8-K may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly and forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

		Page

Item 2.01	Completion of Acquisition or Disposition of Assets	4

Item 5.01	Changes in Control of Registrant	37

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers	38

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year	39

Item 5.06	Change in Shell Company Status	39

Item 9.01	Financial Statements and Exhibits	40

	Signatures	76

This form 8-K/A is filed as an amendment to the Current Report on Form 8-K filed by Uluru, Inc. under Items 2.01, 5.01, 5.02, 5.03, 5.06, and 9.01 on March 31, 2006.  This amendment is being filed to include additional financial information required under Items 2.01 and 9.01.

Item 2.01 Completion of Acquisition or Disposition of Assets

Set forth below is certain information concerning the principal terms of the Merger and the business of the Registrant and ULURU Inc., a Delaware corporation (“ULURU Delaware”).

Principal terms of the merger

The following is a summary of the Merger Agreement.

On October 12, 2005, the Registrant entered into the Agreement with ULURU Inc., a Delaware corporation (“ULURU Delaware”) and Uluru Acquisition Corp., a wholly-owned subsidiary of the Registrant (“Acquisition Sub.”). Under the Agreement, Acquisition Sub. merged with and into ULURU Delaware, as a result of which Registrant acquired all of the issued and outstanding shares of ULURU Delaware and ULURU Delaware became a wholly-owned subsidiary of the Registrant (the "Merger").

In connection with the Merger, the holders of ULURU Delaware common stock received 11,000,000 shares of the Registrant's common stock. All securities issued pursuant to the Merger will be "restricted" stock and be subject to all applicable re-sale restrictions specified by federal and state securities laws. The shareholders of Registrant immediately prior to the Merger retained 1,000,000 shares of common stock of the Registrant.

At the effective time of the Merger, the members of the ULURU Delaware Board of Directors holding office immediately prior to the effective time became our directors, and all persons holding offices of ULURU Delaware at the effective time, continue to hold the same offices of the surviving corporation. Simultaneously, our directors and officers immediately prior to the closing of the Merger resigned from all of their respective positions with us.

Description of the Registrant Prior to the Merger

We are a development stage company. We were incorporated on September 17, 1987 under the laws of the State of Nevada, under the name Casinos of the World, Inc., having the stated purpose of engaging in any lawful practice or activity. Our Articles of Incorporation provided for authorized capital of twenty five hundred common shares of no par value.

On December 17, 1990, the shareholders of the Company approved amendment of the Articles of Incorporation, changing the authorized capital stock of the Company to twenty five million shares of common stock at $0.001 par value. The amended Articles also added Rights and Powers to shareholders and directors not previously stated in the original Articles.

On April 16, 1993, the shareholders of the Company approved amendment to the Articles of Incorporation, changing the name of the Company to Clean Way Corporation and changing the authorized capital stock of the Company to one hundred million common shares at $0.001 par value.

On August 19, 1999, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Trader Secrets.com, Inc.

On February 2, 2000, the Company entered into a Stock Acquisition Agreement with National Lighting Corp, an Internet company incorporated in British Columbia, Canada. National Lighting Corp. became a wholly owned subsidiary of the Company and changed its name to VOIP Technology Inc., with the intent of providing user services in the Internet telephony business.

On March 13, 2000, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to VOIP Technology, Inc. The Company's name was changed with the intended purpose of developing voice over the internet protocol technologies through its wholly owned subsidiary. After development of a business plan and efforts to develop the business failed, all efforts were abandoned in 2001. At that time the Company was unable to obtain the necessary customer contracts for its product and was unable to obtain the necessary financing, therefore was unable to operate.

On February 8, 2002, the Company sold all of the shares the Company held in its wholly owned subsidiary. The Company charter was suspended (subject to reinstatement) by the State of Nevada in September 2001 for inactivity and failure to pay annual fees and costs. Its active status was reinstated on January 30, 2002, upon payment of all past due fees and costs.

On January 30, 2002, the shareholders of the Company approved an amendment to the Articles of Incorporation, changing the name of the Company to Oxford Ventures, Inc. The Company then began to consider and investigate potential business opportunities.

On December 2, 2003, the Company issued 8,625,000 shares pursuant to an Asset Purchase Agreement. On December 5, 2003, the Company declared a 2.25 stock dividend which increased the issued and outstanding shares from 10,528,276 common shares to 34,216,897 common shares. Subsequent to the Company's year end of December 31, 2003, the Company issued 812,500 shares to Ocean Way Investments Ltd. as a finders fee related to the Asset Purchase Agreement.

On March 1, 2004, the Company affected a 4 to 1 forward split, increasing the Company's outstanding shares to 136,867,588. The Company also increased its authorized shares to 400 million from 100 million.

On May 25, 2004, 7,099,392 shares were issued to Cornell Capital Partners LP and another firm pursuant to a Standby Equity Distribution Agreement and a Security Agreement, dated May 18, 2004 and a Secured Convertible Debenture Agreement June 9, 2004. These agreements are filed as exhibits or incorporated by reference in the SB-2 Registration Statement filed by the Company on December 14, 2004.

At December 31, 2004, the Company has issued and outstanding 155,267,240 shares of Common Stock.

In May 2005, the Company relocated its principal executive offices from Mesa, Arizona to Omaha, NB.

On March 31, 2006, our wholly-owned subsidiary acquired all of the shares, assets and liabilities of Uluru Inc. in exchange for 11,000,000 shares of our common stock. As we had no substantial business prior to this event, our business became the business of Uluru Inc. On the same date, we changed our name to Uluru Inc. and moved our executive offices to 4452 Beltway Drive, Addison, Texas 75001.

Description of the Registrant after the Merger

ULURU’s goal is to acquire topically applied technologies to improve topical delivery and to establish a commercial organization focused on the wound management, burn care and plastic surgery markets.

We are an emerging pharmaceutical company focused on advancing topical delivery. ULURU is a diversified pharmaceutical company engaged in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms to improve clinical outcomes. ULURU owns three patented and/or licensed drug delivery technologies from which three products have been approved for marketing in various global markets.

The three drug delivery technologies are as follows:

OraDisc™	•
A mucoadheisve erodible film technology, for the delivery of medication into the oral cavity, onto the oral mucosal surfaces, onto the surface of teeth or to deliver drug into the systemic circulation through the mucosal tissue.

Nanoparticle Aggregate	•
Nanoparticles which aggregate in the presence of body fluids, to form a permanent or semi-permanent device which can be used as a wound or burn care dressing with or without a drug, in plastic surgery as a dermal filler and implant material and for ocular drug delivery.

Residerm	•	A technology for enhancing the penetration of drug into the skin and forming a drug reservoir to locally treat skin disorders and reduce the systemic absorption and side effects of the drug.

The three drug delivery technologies were purchased from Access Pharmaceuticals Inc. in October 2005. The Purchase Agreement provided for the assumption of all assets of the topical drug delivery business including inventories, capital equipment and intellectual property specifically identified with the purchased technologies.

ULURU plans to establish a sales and marketing organization to commercialize the wound management, burn care, and plastic surgery products. To achieve this objective, ULURU plans on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the addition of numerous wound management compounds to our nanoparticle aggregate dressing.

In addition to the three acquired drug delivery technologies, we have also purchased the patent for the use of amlexanox for the treatment of oral diseases including canker sores, and skin disorders.

We are currently marketing amlexanox 5% paste in the United States, the first Food and Drug Administration (FDA) approved product for the treatment of canker sores, under the trade name Aphthasol®. In September 2001, ProStrakan Limited, our U.K. partner, received marketing authorization to market amlexanox 5% paste in the United Kingdom under the trade name Aptheal®. We have received marketing approval in 10 European Union countries following completion of the Mutual Recognition Procedure (MRP). Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal and Sweden. We are developing new formulations and delivery forms for amlexanox, including mucoadhesive disc delivery. In 2004, we received approval of our new drug application for OraDisc™ A from the United States Food and Drug Administration (FDA). OraDisc™ A is an improved delivery system for amlexanox. The OraDisc™ technology is a proprietary mucoadhesive patch that gradually erodes and releases an active ingredient when applied to the inside of the mouth.

In addition, ProStrakan has used our patented Residerm® technology to develop a zinc clindamycin formulation for the treatment of acne. ProStrakan began marketing zinc clindamycin in the United Kingdom under the trade name Zindaclin in March 20002. The process to achieve marketing authorization for Zindaclin throughout Europe has now been completed, with approvals granted in most European Union countries including the new member states. Additionally, approvals have been granted in numerous international markets and we anticipate that in the next twelve months approvals will be obtained in additional countries.

Products

We have used our drug delivery technology platforms to develop the following products and product candidates:

Marketed Products

Aphthasol® and Aptheal® (Amlexanox 5% Paste)

Amlexanox 5% paste is the first drug approved by the FDA for the treatment of canker sores. A Phase IV clinical study conducted in Northern Ireland was completed in November 2000 to determine if the application of amlexanox 5% paste at the first sign or symptom of canker sores can abort ulcer formation or further accelerate healing. The results confirmed that amlexanox 5% paste was effective in preventing the formation of an ulcer when used at the first sign or symptom of the disease. If this label extension is approved by regulatory authorities, it would provide a major marketing opportunity to expand use of the product and to attract sufferers of canker sores to contact medical practitioners to request the product.

The exclusive United Kingdom and Ireland rights for the sale and marketing of amlexanox 5% paste for the treatment of canker sores is licensed to ProStrakan. Under the terms of this license, ProStrakan was responsible for and assumed all costs associated with the regulatory approval process, including product registration, for amlexanox in the United Kingdom and the European Union. Additionally, ProStrakan will make milestone payments to us on achievement of performance objectives and we will receive royalties on product sales of amlexanox.

An international out licensing program for amlexanox is ongoing. In addition to our license agreement with ProStrakan, licensing agreements have been executed with Zambon Group for France, Germany, Holland Belgium, Luxembourg, Switzerland, Brazil, Columbia and Italy; Meda AB for Scandinavia, the Baltic states and Iceland; Laboratories Esteve for Spain, Portugal and Greece; Paladin Labs Inc. for Canada, EpiTan, Ltd. for Australia and New Zealand, and Orient Europharma, Co., Ltd for Taiwan, Hong-Kong, Philippines, Thailand and Singapore. Contract Pharmaceuticals Ltd. Canada is our contract manufacturer for all markets including the United States.

ProStrakan received marketing authorization for amlexanox 5% paste in the United Kingdom in September 2001. ProStrakan’s trade name for the product is Aptheal®. Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal, and Sweden. We plan to reapply for approvals in such countries, where registration has not been received including France, Italy and Belgium.

The therapeutic Products Programme, the Canadian equivalent of the FDA, has issued a notice of compliance permitting the sale of amlexanox 5%paste, called Apthera®, in Canada to Paladin Labs Inc., our Canadian partner.

Residerm® A gel - Zindaclin® (Zinc-Clindamycin)

The complexing of zinc to a drug has the effect of enhancing the penetration of the drug into the skin and the retention to the drug in the skin. This phenomenon is called the “reservoir effect,” and it makes zinc potentially effective for the delivery of dermatological drugs. We have a broad patent covering the use of zinc for such purposes. This technology is called ResiDerm®.

We have developed, in conjunction with ProStrakan, zinc clindamycin for the treatment of acne which is marketed under the trade name Zindaclin®. Topical acne drugs constitute an approximately $750 million per year market and clindamycin is a widely prescribed drug for the treatment of acne. Clinical studies indicate that the addition of zinc results in Zindaclin® being as effective applied once daily as the market leading clindamycin product applied twice daily. The activity of zinc and clindamycin, the improved stability of the product and the potential for zinc to overcome certain bacterial resistance are other potential product benefits.

The exclusive worldwide rights for the manufacturing, sales and marketing of zinc clindamycin pursuant to a license agreement were granted to ProStrakan. Under the terms of the license agreement, ProStrakan agreed to fund the development costs of zinc clindamycin and any additional compounds developed utilizing our zinc patent, including product registrations. We share equally in all milestone payments received from the sublicensing of the compound. In addition, we receive a royalty on sales of products utilizing this technology.

ProStrakan has sub-licensed to Crawford Healthcare Limited the marketing of zinc clindamycin in the United Kingdom which is sold under the trade name Zindaclin®. The process to achieve marketing authorization for Zindaclin® throughout Europe has now been completed, with approvals granted in most European Union countries including the new member states and several non-European countries. We anticipate that in the next twelve months approvals will be obtained in additional countries. In addition, in May 2002 ProStrakan signed a Licensing Agreement with Fujisawa GmbH, which granted a license to Fujisawa for rights to market Zindaclin® in continental western Europe. Additional licenses and or distribution agreements have been signed in other countries with other companies.

OraDisc™

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes that are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems, a novel, cost-effective, mucoadhesive film product has been developed that is bioerodible. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, a pre-formed film layer, and a coated backing layer. Depending upon the intended application, a pharmaceutically active compound can be formulated within any of these layers, providing for a wide range of potential applications. The disc stays in place, eroding over a period of time, so that subsequent removal is unnecessary. The disc delivers the drug over a period of time controlled by the rate of erosion of the disc, which is in turn controlled by the formulation of the backing layer.

OraDisc™ A was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in the Aphthasol®. We anticipate that higher amlexanox concentrations will be achieved at the disease site, increasing the effectiveness of the product.

OraDisc™ A was approved by the FDA in September 2004.

This successful development is an important technology milestone which supports the development of the OraDisc™ range of products. To achieve OraDisc™ A approval, in addition to performing the necessary clinical studies to prove efficacy, an irritation study, a 28-day safety study and drug distribution studies were conducted. Additionally, safety in patients down to 12 years of age was demonstrated. Patients in the 700 patient clinical study and 28-day safety study completed a survey which produced very positive results with regard to perceived effectiveness, ease of application, ability of the disc to remain in place and purchase intent. These data give strong support to our overall development program. The survey data confirms market research studies which indicate a strong patient acceptance of this delivery device.

Now that OraDisc™ A is approved as a prescription product, in conjunction with our strategic partner Discus Dental Inc., we intend to move this product to market as rapidly as possible. Ultimately, it is or objective to move this product from prescription status to an over-the-counter consumer product. Our license agreement with Discus Dental Inc. includes significant milestone payments on the achievement of commercial milestones as well as royalty payments on product sales.

We will continue to develop the OraDisc™ technology and have generated or are exploring additional prototype drug delivery products, including those for pain palliation in the oral captivity, gingivitis, cough and cold treatment, breath freshener, tooth whitening and other dental applications.

Drug Development Strategy

Our strategy is to initially focus on utilizing our technology in combination with approved drug substances to develop novel patentable formulations of existing therapeutic products. We believe that this will expedite product development, both preclinical and clinical, and ultimately product approval. Where the size of the necessary clinical studies and cost associated with the later clinical development phases are significant, we plan to out-license to, or co-develop with, marketing partners.

We will continue to expand our internal core capabilities of chemistry, formulation, analytical methods development and project management to maximize product opportunities in a timely manner. We will, however, contract the manufacturing scaleup, certain preclinical testing and product production to research organizations, contract manufacturers and strategic partners. There will be some instances where there may be significant cost savings for us to do some manufacturing scaleup (such as OraDisc™ program). We will evaluate those instances and may do the work ourselves in order to achieve cost savings.

We expect to form strategic alliances for product development and to out license the commercial rights to development partners for a number of our product development candidates. By forming strategic alliances with pharmaceutical companies, we believe that our technology can be more rapidly developed and successfully introduced into the marketplace.

Core Drug Delivery Technology Platforms

Our current drug delivery technology platforms for use in topical and oral disease are:

• Mucoadhesive Disc Technology;
• Hydrogel Nanoparticle Aggregate Technology; and
• Residerm® Topical Delivery Technology.

Mucoadhesive Disc Technology

Treatment of oral conditions generally relies upon the use of medications formulated as gels and pastes, which are applied to lesions in the mouth. The duration of effectiveness of these medications is typically short because the applied dose is worn away through the mechanical actions of speaking, eating, and tongue movement, and is washed away by saliva flow. To address these problems a novel erodible mucoadhesive film product was developed. This technology, known as OraDisc™, comprises a multi-layered film having an adhesive layer, a pre-formed film layer, and a coated backing layer. Depending upon the intended application, a pharmaceutically active compound can be formulated within any of these layers, providing for a wide range of potential applications. The disc stays in place eroding over a period of time, so that subsequent removal is unnecessary. The disc delivers the drug over a period of time pre-determined by the rate of erosion of the disc, which is in turn controlled by the formulation of the backing layer.

OraDisc™ was initially developed as a drug delivery system to treat canker sores with the same active ingredient (amlexanox) that is used in Aphthasol®. We have continued to develop the OraDisc™ technology and we have generated or are exploring additional prototype drug delivery products, including those for pain palliation in the oral cavity, gingivitis, cough and cold treatment, breath freshener, tooth whitening and other dental applications. In addition, it is planned to develop a range of prescription supportive care products including products for nausea and vomiting, pain and migraine.

Hydrogel Nanoparticle Aggregate Technology

Our hydrogel nanoparticle aggregate technology proved unique materials with a broad range of properties and potential applications. While a conventional bulk hydrogel is an “infinite” network of loosely cross-linked hydrophilic polymers that swells when placed in polar solvents, we have discovered that a variety of unique biomaterials can be formed through the aggregation of hydrogel nano or micro-particles. This concept takes advantage of the inherent biocompatibility of hydrogels while overcoming problems with local stress and strain, which cause bulk hydrogels to shear. Unlike bulk hydrogels, these hydrogel particle aggregates are shape retentive, can be extruded or molded and offer properties suitable for use in a variety to in vivo medical devices, and in novel drug delivery systems, by providing tailored regions of drug incorporation and release. The polymers used in the hydrogel nanoparticle aggregate technology have been extensively researched by the academic and scientific community and commercialized into several major medical products. They are generally accepted as safe, non-toxic and biocompatible.

This technology utilizes the inherent physical attractive forces between nanoparticles themselves and between nanoparticles and a polar solvent such as water. These particles form bulk materials that can have the same size as infinite bulk networks but allow chemical variability and much greater resistance to permanent mechanical deformation. The aggregate demonstrates many physical properties identical to those of a bulk hydrogel. However, there are important differences between aggregates and bulk materials. For example, “tough” elastomeric hydrogels used in tissue engineering constructs typically fail catastrophically when placed under high strain or shear forces. Hydrogel nanoparticle aggregates exhibit superior performance compared to bulk materials under stress as the nanoparticles can slip past each other allowing local deformation and repair.

A second level of controlled degradation is provided by the ability to tailor the rate of particle erosion from the physically coalesced aggregate. The hydrogel can be formulated such that the aggregate is extremely tough and resilient, or formulated so that I can slowly erode at controlled rates. This is achieved though simple compositional changes during nanoparticle synthesis. The spaces between nanoparticles, or holes in the lattice, can be tailored by varying the nanoparticle size. These spaces have been used to encapsulate proteins during aggregate formation. The ability to trap a wide range of bioactive compounds between these particles in the presence of water solutions offers another major advantage, since this media is less deleterious to many compounds than solvents typically used with other drug delivery materials. These aggregates can easily be designed to remain together indefinitely in vivo, or break apart at specific rates. Pharmaceutically-active compounds trapped in a non-degradable aggregate will be released from the hydrogel by diffusion, while release is controlled by both diffusion and rate of erosion in degradable aggregates.

This technology has a variety of potential applications, such as in-dwelling medicated catheters, medicated stents, artificial discs, tissue scaffold and controlled-release drug delivery systems. We continue to develop the technology and specific applications utilizing this technology, while seeking to establish collaborations and partnerships to explore other applications.

Residerm® Topical Delivery Technology

We have granted a license to ProStrakan for the development of compounds that utilize our zinc technology. The use of zinc ions to formulate topical products produces a reservoir of drug in the skin to increase the effectiveness of topically applied products and to reduce toxicity. There are many localized disease conditions, which are effectively treated by topical application of suitable pharmaceutical agents. In order for such treatments to be maximally effective, it is necessary that as much of the active agent as possible be absorbed into the skin where it can make contact with the disease condition in the dermal tissue without being lost by rubbing off on clothing or evaporation. At the same time, the agent must not penetrate so effectively through the skin that it is absorbed into the systematic circulation. This latter factor is especially important in order to minimize unwanted side effects of the pharmacologically active agent. The ideal vehicle for topically applied pharmaceuticals is one that can rapidly penetrate the skin and produce a “reservoir effect” in the skin or mucous membranes. Such a reservoir effect can be produced by complexing of suitable pharmaceutical agents with zinc ions, by an as yet unknown mechanism. This “reservoir effect” is defined as an enhancement of the skin or membrane’s ability to both absorb and retain pharmacological agents, that is:

• To increase skin or membrane residence time;
• To decrease drug transit time; and
• To reduce transdermal flux.

A number of compounds are known to enhance the ability of pharmacologically active agents to penetrate the skin, but have the disadvantage of allowing rapid systemic dispersion away from the site of disease. Many topical agents, such as the retinoids used in the treatment of acne, and methotrexate, used in the treatment of psoriases, are systemically toxic. There is, therefore, a need for a method of enhancing the ability of such agents to penetrate the skin so that a lesser total dosage may be used, while at the same time their ability to move from the skin to the systemic circulation is minimized.

Patents

We believe that the value of technology both to us and to our potential corporate partners is established and enhanced by our broad intellectual property positions. Consequently, we have already been issued and seek to obtain additional U.S. and foreign patent protection for products under development and for new discoveries. Patent applications are filed with the U.S. Patent and Trademark Office and, when appropriate, with the Paris Convention’s Patent Cooperation Treaty (PCT) Countries (most major countries in Western Europe and the Far East) for our inventions and prospective products.

One U.S. and two European patents have been issued and one European patent is pending for the use of zinc as a pharmaceutical vehicle for enhancing the penetration and retention of drug in the skin. The patents and patent application cover the method of inducing a reservoir effect in skin and mucous membranes to enhance penetration and retention of topically applied therapeutic and cosmetic pharmacologically active agents. The patents and patent application also relate to topical treatment methods including such reservoir effect enhancers and to pharmaceutical compositions containing them.

We have one U.S. patent and have filed one U.S. and one European patent application for our OraDisc™ technology. This oral delivery vehicle potentially overcomes the difficulties encountered in using conventional past and gel formulations for conditions in the mouth. Utilizing this technology, we anticipate that higher drug concentrations will be achieved at the disease site increasing the effectiveness of the product.

Two U.S. patent applications and two European patent applications for the hydrogel nanoparticle aggregate technology have been filed. The patent applications have a variety of potential applications, such as wound management, burn care, dermal fillers, in-dwelling medicated catheters, medicated stents, artificial discs and tissue scaffold. We have an exclusive worldwide license for the nanoparticle aggregate technology for all applications except intravenous, subcutaneous and intra muscular drug development.

We also have a patent for amlexanox and the worldwide rights, excluding Japan, for the use of amlexanox for oral and dermatological use.

We have a strategy of maintaining an ongoing line of patent continuation applications for each major category of patentable carrier and delivery technology. By this approach, we are extending the intellectual property protection of our basic technology to cover additional specific carriers and agents, some of which are anticipated to carry the priority dates of the original applications.
Government Regulation

We are subject to extensive regulation by the federal government, principally by the FDA, and, to a lesser extent, by other federal and state agencies as well as comparable agencies in foreign countries where registration of products will be pursued. Although a number of our formulations incorporate extensively tested drug substances, because the resulting formulations make claims of enhanced efficacy and/or improved side effect profiles, they are expected to be classified as new drugs by the FDA.

The Federal Food, Drug and Cosmetic Act and other federal, state and foreign statues and regulations govern the testing, manufacturing, safety, labeling, storage, shipping, and record keeping of our products. The FDA has the authority to approve or not approve new drug applications and inspect research, clinical and manufacturing records and facilities.

Among the requirements for drug approval and testing is that the prospective manufacturer’s facilities and methods conform to the FDA’s Code of Good Manufacturing Practices regulations, which establish the minimum requirements for methods to be used in, and the facilities or controls to be used during, the production process. Such facilities are subject to ongoing FDA inspection to insure compliance.

The steps required before a pharmaceutical product may be produced and marketed in the U.S. include preclinical tests, the filing of an Investigational New Drug application (“IND”) with the FDA, which must become effective pursuant to FDA regulations before human clinical trials may commence numerous phases of clinical testing and the FDA approval of a NDA prior to commercial sale.

Preclinical tests are conducted in the laboratory, usually involving animals, to evaluate the safety and efficacy of the potential product. The results of preclinical tests are submitted as part of the IND application and are fully reviewed by the FDA prior to granting the sponsor permission to commence clinical trials in humans. All trials are conducted under International Conference on Harmonization, or ICH, good clinical practice guidelines. All investigator sites and sponsor facilities are subject to FDA inspection to insure compliance. Clinical trials typically involve a three-phase process. Phase I, the initial clinical evaluations, consists of administering the drug and testing for safety and tolerated dosages. Phase II, involves a study to evaluate the effectiveness of the drug for a particular indication and to determine optimal dosage and dose interval and to identify possible adverse side effects and risks in a larger patient group. When a product is found safe, an initial efficacy is established in Phase II, it is then evaluated in Phase III clinical trials. Phase III trials consist of expanded multi-location testing for efficacy and safety to evaluate the overall benefit to risk index of the investigational drug in relationship to the disease treated.

The results of preclinical and human clinical testing are submitted to the FDA in the form of an NDA for approval to commence commercial sales.

The process of performing the requisite testing, data collection, analysis and compilation of an IND and an NDA is labor intensive and costly and may take a protracted time period. In some cases, tests may have to be redone or new tests instituted to comply with FDA requests. Review by the FDA may also take considerable time and there is no guarantee that an NDA will be approved. Therefore, we cannot estimate with any certainty the length of the approval cycle.

We are also governed by other federal, state and local laws of general applicability, such as laws regulating working conditions, employment practices, as well as environmental protection.

Competition

The pharmaceutical industry is characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and other product areas where we may develop and market products in the future. Most of our potential competitors are large, well established pharmaceutical, chemical or healthcare companies with considerable greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Our potential products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions to be addressed by our developments, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our potential competitors. Our business, financial condition and results of operation could be materially adversely affected by any one or more of such developments. We cannot assure you that we will be able to compete successfully against current or future competitors or that competition will not have a material adverse effect on our business, financial condition and results of operations. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or with the assistance of major health care companies in areas where we are developing product candidates. We are aware of certain developmental projects for products to treat or prevent certain disease targeted by us, the existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the marketability of products developed by us.

Products developed from our Residerm® technology will compete for a share of the existing market with numerous products which have become standard treatments recommended or prescribed by dermatologists. Zindaclin®, which is the first product developed utilizing our Residerm® technology, will compete with products including Benzamycin, marketed by a subsidiary of Sanofi-Aventis; Cleocin-T and a generic topical clindamycin, marketed by Pharmacia; Benzac, marketed by a subsidiary of L’Oreal; and Triaz, marketed by Medicis Pharmaceutical Corp.

Aphthasol® is the only clinically proven product to accelerate the healing of canker sores. There are numerous products, including prescription steroids such as Kenalog in OraBase, and many over-the-counter pain relief formulations that incorporate a local anesthetic used for the treatment of this condition.

In the area of wound management, burn care, and dermal fillers, which is the focus of our development activities, a number of companies are developing or evaluating new technology approaches. We expect that technological developments will occur at a rapid rate and that competition is likely to intensify as various alternative technologies achieve similar if not identical advantages.

Even if our products are fully developed and receive the required regulatory approval, of which there can be no assurance. We believe that our products that require extensive sales efforts, directed both at the consumer and the general practitioner, can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets. Management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace by adopting this strategy.

We plan to establish a sales and marketing organization to commercialize our product developments in the wound management, burn care and plastic surgery market segments. Management believes that a small dedicated sales and marketing organization can effectively commercialize products in these specialized areas.

Management of the Registrant after the Merger

Directors and Executive Officers

The following table sets forth the name and position of each of the Registrant’s directors and executive officers effective as of the date hereof.

Name	Age	Position
Kerry P. Gray	53	CEO/Director
William W. Crouse	63	Chairman, Director
Terrance K. Wallberg	52	Chief Financial Officer
W. Eric Bowditch	59	Vice President Business Development.
Daniel G. Moro	59	Vice President Polymer Drug Delivery
John V. St. John	35	Vice President Material Sciences
David E. Reese PhD.	34	Director
Jeffrey B. Davis	42	Director

Kerry P. Gray was the President and CEO of Access Pharmaceuticals and a director of Access Pharmaceuticals from January 1996 until May 2005. He served as President and CEO of Access Pharmaceuticals, Inc. Previously, Mr. Gray served as President and Chief Financial Officer of PharmaScience, Inc. a company he co-founded to acquire technologies in the drug delivery area. From May 1990 to August 1991, Mr. Gray was Senior Vice President, Americas, Australia and New Zealand for Rhone-Poulenc Rorer, Inc. Prior to the Rhone-Poulenc Rorer merger, he had been Area Vice President Americas of Rorer International Pharmaceuticals. From 1986 to may 1988, he was Vice President, Finance of Rorer International Pharmaceuticals, having served the same capacity at Revlon Health Care Group of companies before the acquisition by Rorer Group. Between 1975 and 1985, he held various senior financial positions with the Revlon Health Care Group.

William W. Crouse is Managing Director and General Partner of HealthCare Ventures LLC, one of the world's largest biotech venture capital firms. Mr. Crouse was former Worldwide President of Ortho Diagnostic Systems and Vice President of Johnson & Johnson International. He also served as Division Director of DuPont Pharmaceuticals and as President of Revlon Health Care Group's companies in Latin America, Canada and Asia/Pacific. Currently, Mr. Crouse serves as a Director of The Medicines Company, Imclone Systems and several private biotechnology companies. Mr. Crouse formerly served as a Director of BioTransplant, Inc., Dendreon Corporation, OraSure Technologies, Inc., Human Genome Sciences, Raritan Bancorp, Inc., Allelix Biopharmaceuticals, Inc. and several private biotechnology companies. Mr. Crouse currently serves as Trustee of Lehigh University and as Trustee of the New York Blood Center. Mr. Crouse is a graduate of Lehigh University (Finance and Economics) and Pace University (M.B.A.).

Terrance K. Wallberg, a Certified Public Accountant, possesses an extensive and diverse background with over 30 years of experience with entrepreneurial/start-up companies. Prior to joining ULURU Inc., Mr. Wallberg was Chief Financial officer (CFO) with Alliance Hospitality Management and previous to that was CFO for DCB Investments, Inc., a Dallas, Texas based real estate holding company. During his five year tenure at DCB Investments, Mr. Wallberg acquired valuable experience with several successful start-up businesses and dealing with the external financial community. Prior to DCB Investments, Terry spent 22 years with Metro Hotels, Inc., serving in several finance/accounting capacities and culminating his tenure as Chief Financial Officer. Mr. Wallberg is a member of the American Society and the Texas Society of Certified Public Accountants and is a graduate of the University of Arkansas.

W. Eric Bowditch is a senior international pharmaceutical executive with over 30 years experience in global business development, licensing, marketing and strategic planning. He served as President, IntaPro LLC, a company focused on corporate business development, licensing and partnering. Prior to this he was President & CEO, Strakan Life Sciences, Inc. between 1998 and 2002. Between 1996 and 1998, he was Vice President Business Development, Access Pharmaceuticals. From 1992 to 1996, he was Head of Worldwide Business Development, Ohmeda Pharmaceuticals before the acquisition by Baxter International. From 1984-1991, he was Worldwide Director, Business Development & Strategic Marketing, Rhone-Poulenc Rorer. W. Eric Bowditch has an MBA from the University London, Postgraduate Diploma in Marketing, London and Postgraduate Diploma in Management Studies, UK.

Daniel G. Moro was Vice President, Polymer Drug Delivery at Access Pharmaceuticals from September 2000 until October 2005. He managed various drug delivery projects related to Hydrogel polymers. He invented and helped to commercialize the mucoadhesive erodible drug delivery technology (OraDisc™) for the controlled administration of actives acquired by ULURU Inc. Previously, Mr. Moro served as Vice President, Operations for a Division of National Patent Development Corporation (NPDC) which developed the soft contact lens. Prior to his operational experience, Mr. Moro spent 20 years at the NPDC as a senior research scientist and invented and commercialized several technologies, including a hydrogel burn and wound dressing and a subcutaneous retrievable drug delivery implant to treat prostate cancer. This latter technology, a one year implant has recently been approved by the FDA and sold under the trademark Vantas. Mr. Moro has over twenty five years experience of pharmaceutical development and holds nine patents related to drug delivery applications, four of which have been commercialized.

John V. St. John was a Senior Scientist at Access Pharmaceuticals, Inc. from March 2000 until October 2005. He served as team leader during the early identification of Access Pharmaceuticals’ oncology drug, AP5346. Dr. St. John served as team leader for the hydrogel team from January 2002 to October 2005 during the development of the Hydrogel Nanoparticle Aggregate Technology. He holds one patent. Dr. St. John has served as an adjunct faculty member in the Department of Biomedical Engineering at the University of Texas Southwestern Medical School while at Access Pharmaceuticals. Previously, Dr. St. John served as a Dreyfus Fellow and Assistant Professor in the Department of Chemistry of Southern Methodist University from August 1998 to March 2000. He has earned a graduate certificate in Marketing from the SMU Cox School of Business. Dr. St. John serves as the elected Chair of the Dallas Fort Worth American Chemical Society Section for 2005 and is a current member in the American Chemical Society, the Materials Research Society, and the Controlled Release Society.

Dr. David E. Reese is a biotechnology consultant for both the healthcare and financial industries. The founder of Alexea Consulting, Dr. Reese has advised biotechnology companies on issues of strategic alliances and capital acquisition. As a sell-side analyst, Dr. Reese advises hedge funds on drug candidates, scientific due diligence and pipeline valuations. David’s most recent sell-side position was as Biotech Analyst for Saturn DKR Management where he built a 125 million dollar biotechnology portfolio. Dr. Reese obtained his Bachelors of Science in Microbiology from Arizona State University. He performed his Doctoral research at Vanderbilt University in the School of Medicine. David conducted research fellowships at the University of Texas Southwestern Medical Center, and Cornell University. Dr. Reese has numerous publications and has contributed to multiple academic reviews as well as a book chapter in a medical textbook. His specific research areas included diabetes, cardiovascular disease, congenital abnormalities and cancer.

Jeffrey B. Davis has extensive experience in investment banking, and corporate development and financing for development stage, life sciences companies. Jeff is currently President of SCO Financial Group LLC, and President and Financial Principal of SCO Securities LLC, SCO's NASD-member broker-dealer. Additionally, Jeff has served on many boards of directors for life sciences companies, and currently sits on the boards of Virium Pharmaceuticals, Inc., and Somanta Pharmaceuticals, Inc. Previously, Jeff served as a Chief Financial Officer of a publicly traded, NASDAQ-NM healthcare technology company. Prior to that, Jeff was Vice President, Corporate Finance, at Deutsche Bank AG and Deutsche Morgan Grenfell, both in the U.S. and Europe. Jeff also served in senior marketing and product management positions at AT&T Bell Laboratories, where he was also a member of the technical staff. Prior to that, Jeff was involved in marketing and product management at Philips Medical Systems North America. Jeff Davis has an M.B.A. from the Wharton School of Business, University of Pennsylvania, and a B.S. in Biomedical Engineering from the College of Engineering, Boston University.

As our board of directors has only recently expanded from one member to four, we do not yet have an “audit committee” or an “audit committee financial expert” as such term is defied under the Exchange Act.

Employees

As of March 15, 2006 we have 10 full-time and 3 part-time employees. Of these employees, 8 are directly engaged in or directly support research and development activities of which 5 have advanced scientific degrees. 2 directly support commercial and business development activities and 3 are in administrative positions. Our employees are not represented by a labor union and are not covered by a collective bargaining agreement. Management believes that we maintain good relations with our personnel. We compliment our internal expertise with external scientific consultants, university research laboratories and contract manufacturing organizations that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, preclinical testing and process scale-up.

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the named executive officers, indicated below, for the fiscal years ended December 31, 2005. As this compensation relates to service performed for ULURU Delaware and ULURU Delaware was formed in fiscal year 2005, there is no compensation information for prior years. Compensation is shown in the following table:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation
		Salary ($)	Other Annual Compensation ($)
Kerry P. Gray Chief Executive Officer and Director	2005	67,500	-0-

Director Compensation

At this time, we do not pay any compensation to directors for their attendance at Board meetings.

Stock Option Grants

There were no individual grants of stock options to any executive officers within the past two years.

2006 Equity Incentive Plan

On March 27, 2006, we adopted the 2006 Equity Incentive Plan. Under the plan, up to 2,000,000 shares of our common stock may be delivered. Some awards under the plan may link future payments to the awardee to the future value of a specified number of shares of our common stock. The number of shares used for reference purposes in connection with these awards will be considered "delivered" for purposes of computing the maximum number of shares that may be delivered under the plan. If an award under the plan terminates without the shares subject thereto being delivered, the shares subject to such award will thereafter be available for further awards under the plan. All directors, officers, employees and non-employee service providers of our company are eligible to participate in the plan. A more complete summary of the 2006 Equity Incentive Plan is included in our Definitive Schedule 14C filed with the SEC on February 28, 2006 and is incorporated herein by reference.

Administration

The administrator of the plan will be the Compensation/Stock Option Committee of the Board or any other committee which the Board designates to serve as the administrator of the plan. The committee serving as administrator (the "Committee") will, among other things, have the authority to:

▪	construe the plan and any award under the plan;
▪	select the directors, officers, employees and non-employee service providers and to whom awards may be granted and the time or times at which awards will be granted;
▪	determine the number of shares of our common stock to be covered by or used for reference purposes for any award;
▪	determine and modify from time to time the terms, conditions, and restrictions of any award;
▪	approve the form of written instrument evidencing any award;
▪	accelerate or otherwise change the time or times at which an award becomes vested or when an award may be exercised or becomes payable;
▪	waive, in whole or in part, any restriction or condition with respect to any award; and
▪	modify, extend or renew outstanding awards, or accept the surrender of outstanding awards and substitute new awards.

The Committee has not yet been appointed by the board of directors and, as a result, has not made any awards under the plan. Because the granting of awards is in the sole discretion of the Committee, the nature and magnitude of future awards cannot currently be determined.

Types of Awards

The types of awards that may be made under the plan are stock options, stock appreciation rights, restricted stock awards, and stock units. The Committee will fix the terms of each award, including, to the extent relevant, the following: (1) exercise price for options, base price for stock appreciation rights, and purchase price, if any, for restricted stock awards, (2) vesting requirements and other conditions to exercise, (3) term and termination, (4) effect, if any, of change of control and (5) method of exercise and of any required payment by the recipient. Additional information concerning the types of awards that may be made is set forth below.

Stock Options. The Committee may grant options that are qualified as "incentive stock options" under Section 422 of the Internal Revenue Code ("ISOs") and options that are not so qualified ("non-qualified options"). ISOs are subject to certain special limitations, including the following: (1) the exercise price per share may not be less than 100% of the fair market value per share of our common stock as of the grant date (110% of such fair market value, if the recipient owns more than 10% of the total combined voting power of all classes of our outstanding shares), (2) the term may not exceed 10 years, and (3) the recipient must be an employee of our company.

Stock Appreciation Rights. A stock appreciation right gives the holder the opportunity to benefit from the appreciation of our common stock over a specified base price determined by the Committee. Upon exercise of a stock appreciation right, the holder has the right to receive in respect of each share subject thereto a payment equal to the excess, if any, of: (1) the fair market value of a share of our common stock as of the exercise date over (2) the specified base price. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

Restricted Stock Awards. A restricted stock award entitles the recipient to acquire shares of our common stock for no consideration or for the consideration specified by the Committee. The shares will be subject to such vesting periods and other restrictions and conditions as the Committee determines.

Stock Units. A stock unit is a bookkeeping account to which there is credited the fair market value of a share of our common stock. The value of the account is subsequently adjusted to reflect changes in the fair market value. Upon exercise of a stock unit, the holder is entitled to receive the value of the account. At the discretion of the Committee, any required payment may be made in cash, shares of our common stock, or both.

Description of Securities

The shareholders of ULURU Delaware may exchange their shares of common stock for shares of our common stock. We provide a description of our equity securities in the fourth amendment to our registration statement on Form SB-2 filed with the SEC on December 14, 2004, and incorporate that description herein by reference.

Property

Effective April 1, 2006, the Company has entered a lease for approximately 9,000 square feet of administrative offices and laboratories in Addison, Texas. The Lease Agreement expires in April 2013. Additional space is available in the complex for future expansion which we believe would accommodate growth for the foreseeable future.

We believe that our existing property is suitable for the conduct of our business and adequate to meet our present needs.

Litigation

On January 31, 2005, a Default Judgment was filed against the Company in the Superior Court of Maricopa County, Arizona. The judgment is for the benefit of TGR Properties, LLC, for damages that have been incurred as a result of the termination of the operating lease of the facilities in Mesa, Arizona. The total judgment is for approximately $57,144 which includes unpaid lease rentals, interest and penalties

Indemnification
Our Articles of Incorporation authorize the Board of Directors, on behalf of us, and without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

(a)		The person conducted himself or herself in good faith;
(b)		The person reasonably believed:
	(1)	In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and
	(2)	In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.
(c)		In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaws, agreement, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below, which we believe are all the material risks to our business, together with the information contained elsewhere in this report, before you make a decision to invest in our company.

RISKS RELATED TO OUR BUSINESS

We do not have significant operating revenue, and we may never attain profitability.

Our ability to achieve significant revenue or profitability depends upon our ability to successfully complete the development of drug candidates, to develop and obtain patent protection and regulatory approvals for our drug candidates and to manufacture and commercialize the resulting drugs. We may not generate significant revenues or profits from the sale of these products in the future. Furthermore, we may not be able to ever successfully identify, develop, commercialize, patent, manufacture, obtain required regulatory approvals and market any additional products. Moreover, even if we do identify, develop, commercialize, patent, manufacture, and obtain required regulatory approvals to market additional products, we may not generate revenues or royalties form commercial sales of these products for a significant number of years, if at all. Therefore, our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. In the next few years, our revenues may be limited to minimal product sales and royalties, any amount that we receive under strategic partnerships and research or drug development collaborations that we may establish and, as a result, we may be unable to achieve or maintain profitability in the future or to achieve significant revenues to fund our operations.

A failure to obtain necessary additional capital in the future could jeopardize our operations.

We may not be able to obtain additional financing on terms acceptable to us, if at all. If we raise additional funds by selling equity securities, the relative equity ownership of our existing investors would be diluted and the new investors could obtain terms more favorable than previous investors. A failure to obtain additional funding to support our working capital and operating requirements could prevent us from making expenditures that are needed to allow us to maintain our operations.

Our financial condition and the restrictive covenants in our outstanding convertible notes may limit our ability to borrow additional funds or to raise additional equity as may be required to fund our future operations.

The terms of our outstanding convertible notes issued to Prenox, LLC and Highgate House Funds, Ltd. (the “Convertible Notes”) may limit our ability to, among other things:

• incur additional debt
• pay cash dividends, redeem, retire or repurchase our stock or change our capital structure;
• enter into certain transactions with affiliates
• create additional liens on our assets; or
• issue certain types of preferred stock or issue common stock at below market prices.

Our ability to borrow additional funds or raise additional equity may be limited by our financial condition, in addition to the terms of our outstanding debt. Additionally, events such as our inability to continue to reduce our loss from continuing operations, could adversely affect our liquidity and our ability to attract additional funding as required.

We may not be able to pay our debt and other obligations and our assets may be seized as a result.

We may not generate the cash flow required to pay our liabilities as they become due. As of October 31, 2005, our outstanding debt included approximately 13.0 million of our Convertible Notes due in October 2007.

The holders of our Convertible Notes may require us to repurchase or prepay all of the outstanding Convertible Notes under certain circumstances. We may not have sufficient cash reserves to repurchase the Convertible Notes at such time.

Our obligations under the Convertible Notes are secured by all of our assets
Our obligations under the $13,000,000 Convertible Notes are secured by all of our assets. As a result, if we default under the terms of the Convertible Notes or related agreements, including our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or the Convertible Notes or the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against the Company could require the early repayment of the Convertible Notes, if the default is not cured with the specified grace period. In addition we could be required to issue and the holders would have the ability to sell up to 40,000,000 shares of our Common Stock and/or the holders could foreclose their security interest and liquidate some or all of the assets of the Company, and we could cease to operate.

Our Standby Equity Distribution Agreement may have a dilutive impact on our stockholders.

We are to a great extent dependent on external financing to fund our operations. Our financial needs may be partially provided from the Standby Equity Distribution Agreement (the “SEDA”) that we entered into with Cornell Capital Partners, LP. The issuance of shares of our common stock under the SEDA will have a dilutive impact on our other stockholders and the issuance of such shares could have a negative effect on the market price of our common stock. In addition, if we access the SEDA, we will issue shares of our common stock to Cornell at a discount of 2% of the lowest daily volume weighted average of our common stock during a specified period of trading days after we access the SEDA. Issuing shares at a discount will further dilute the interests of other stockholders.

To the extent that Cornell sells shares of our common stock issued under the SEDA to third parties, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of stock to or by Cornell may cause holders of our common stock to sell their shares. This could contribute to a decline in the stock price of our common stock.

We may not successfully commercialize our drug candidates.

Our drug candidates are subject to the risks of failure inherent in the development of pharmaceutical based on new technologies and our failure to develop safe, commercially viable drugs would severely limit our ability to become profitable or to achieve significant revenues. We may be unable to successfully commercialize our drug candidates because:

• some or all of our drug candidates may be found to be unsafe or ineffective or otherwise fail to meet applicable regulatory standards or receive necessary regulatory clearances;
• our drug candidates, if safe and effective, may be too difficult to develop into commercially viable drugs;
• it may be difficult to manufacture or market out drug candidates in a large scale;
• proprietary rights of third parties may preclude us from marketing our drug candidates; and
• third parties may market superior or equivalent drugs.

The success of our research and development activities, upon which we primarily focus, is uncertain.

Our primary focus is on our research and development activities and the commercialization of compounds covered by proprietary biopharmaceutical patents and applications. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Actual research and development costs, therefore, could exceed budgeted amounts and estimated time frames may require extension. Cost overruns, unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy will prevent or substantially slow our research and development effort and our business could ultimately suffer.

We may be unable to obtain necessary additional capital to fund operations in the future.

We require substantial capital for our development programs and operating expenses, to pursue regulatory clearances and to prosecute and defend our intellectual property rights. We believe that our existing capital resources, interest income, product sales, royalties and revenue from possible licensing agreements and collaborative agreements will be sufficient to fund our currently expected operating expenses (other than debt obligations including the $13,000,000 on the Convertible Notes which are required to be repaid in October 2007) and capital requirements for twelve months. However, unless the Convertible Notes convert to common stock prior to their maturity or are restructured, we will need to raise substantial additional capital to support our ongoing operations and debt obligations. Our actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including:

• the sales levels of our marketed products;
• the results of our research and development programs;
• the timing and results of preclinical and clinical trials;
• our ability to maintain existing and establish new collaborative agreements with other companies to provide funding to us;
• technological advances; and
• activities of competitors and other factors.

If we do raise additional funds by issuing equity securities, further dilution to existing stockholders would result and future investors may be granted rights superior to those of existing stockholders. If adequate funds are not available to us through additional equity offerings, we may be required to delay, reduce the scope of or eliminate one or more of our research and development programs or to obtain funds by entering into arrangements with collaborative partners or others that require us to issue additional equity securities or to relinquish rights to certain technologies or drug candidates that we would not otherwise issue or relinquish in order to continue independent operations.

We may be unable to successfully develop, market, or commercialize our products or our product candidates without establishing new relationships and maintaining current relationships.

Our strategy for the research, development and commercialization of our potential pharmaceutical products may require us to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, in addition to our existing relationships with other parties. Specifically, we may need to joint venture, sublicense or enter other marketing arrangements with parties that have an established marketing capability or we may choose to pursue the commercialization of such products on acceptable terms. Furthermore, if we maintain and establish arrangements or relationships with third parties, our business may deem necessary to develop, commercialized and market our potential pharmaceutical products on acceptable terms. Furthermore, if we maintain and establish arrangements or relationships with third parties, our business may depend upon the successful performance by these third parties of their responsibilities under those arrangements and relationships. For our commercialized products we currently rely upon the following relationships in the following marketing territories for sales, manufacturing and/or regulatory approval efforts:

Amlexanox 5% paste and OraDisc™
ProStrakan Ltd.	United Kingdom and Ireland manufacturing marketing rights and regulatory approval
Zambon Group	France, Germany, Holland, Belgium, Luxembourg, Switzerland, Brazil, Colombia and Italy manufacturing and marketing rights
Laboratories Dr. Esteve SA	Spain, Portugal, and Greece manufacturing and marketing rights
Meda, AB	Scandinavia, the Baltic states and Iceland marketing rights
Paladin Labs, Inc.	Canada manufacturing and marketing rights
EpiTan, Ltd.	Australia and New Zealand for marketing rights
Orient Europharma, Co., Ltd.	Taiwan, Hong-Kong, Malaysia, Philippines, Thailand and Singapore for marketing rights

Zindaclin® and Residerm®
ProStrakan Ltd.	worldwide manufacturing, marketing and regulatory approval rights
Fujisawa GmbH	sublicensed continental Europe marketing rights
Hyundai	sublicensed Korea marketing rights
Taro	sublicensed Israel marketing rights
Biosintetica	sublicensed Brazil marketing rights
Six companies for eleven other smaller countries sublicensed marketing rights

Our ability to successfully commercialize, and market our products and product candidates could be limited if a number of these existing relationships were terminated.

We may be unable to successfully manufacture our products and our product candidates in clinical quantities or for commercial purposes without the assistance of contract manufacturers, which may be difficult for us to obtain and maintain.

We have limited experience in the manufacture of pharmaceutical products in clinical quantities or for commercial purposes, and we may not be able to manufacture any new pharmaceutical products that we may develop. As a result, we have established, and in the future intend to establish, arrangements with contract manufacturers to supply sufficient quantities of products to conduct clinical trials and for the manufacture, packaging, labeling, and distribution of finished pharmaceutical products. If we are unable to contract for a sufficient supply of our pharmaceutical products on acceptable terms, our preclinical and human clinical testing schedule may be delayed, resulting in the delay of our clinical programs and submission of product candidates for regulatory approval, which could cause our business to suffer. Our business could suffer if there are delays or difficulties in establishing relationships with manufacturers to produce, package, label and distribute our finished pharmaceutical or other medical products, if any, market introduction and subsequent sales of such products. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices, as required by FDA. In this regard, the FDA will not issue a pre-market approval or product and establishment licenses, where applicable, to a manufacturing facility for the products until the manufacturing facility passes a pre-approval plant inspection. If we are unable to obtain or retain third party manufacturing on commercially acceptable terms, we may not be able to commercialize our products as planned. Our potential dependence upon third parties for the manufacture of our products may adversely affect our ability to generate profits or acceptable profit margins and our ability to develop and deliver such products on a timely and competitive basis.

Our amlexanox 5% paste is marketed in the United States as Aphthasol®. We selected Contract Pharmaceuticals Ltd. Canada as our manufacturer of amlexanox 5% paste and they manufactured product for the U.S. market and initial qualifying batches of the product for Europe.

Amlexanox 5% paste was approved by regulatory authorities for sale in the United Kingdom. Approval to market was granted in Austria, Germany, Greece, Finland, Ireland, Luxembourg, The Netherlands, Norway, Portugal and Sweden. We licensed manufacturing rights to ProStrakan, Zambon, Esteve and Mipharm for specific countries in Europe. Contract Pharmaceuticals Ltd. Canada has also been selected as our European supplier of amlexanox 5% paste and this facility has been approved for European supply.

We licensed our patents for worldwide manufacturing and marketing for Zindaclin® and ResiDerm® technology to ProStrakan Ltd. for the period of the patents. We receive a share of the licensing revenues and royalty on the sales of the product. ProStrakan has a contract manufacturer for Zindaclin® which is a European Union approved facility. Zindaclin® was approved in the United Kingdom and throughout Europe in most European Union countries including new member states and several non-European markets. Zindaclin® is marketed in UK, France, Germany, Ireland, Belgium, Cyprus, Israel and Korea. Zindaclin® is under review in other markets including Australia, New Zealand, Brazil and others.

We received regulatory approval from the FDA to manufacture and sell OraDisc™ A in September 2004 and are proceeding with our manufacturing and marketing plans for 2006.

We are subject to extensive governmental regulation which increases our cost of doing business and may affect our ability to commercialize any new products that we may develop.

The FDA and comparable agencies in foreign countries impose substantial requirements upon the introduction of pharmaceutical products through lengthy and detailed laboratory, preclinical and clinical testing procedures and other costly and time-consuming procedures to establish their safety and efficacy. Some of our drugs and drug candidates require receipt and maintenance of governmental approvals for commercialization. Preclinical and clinical trials and manufacturing of our drug candidates will be subject to the rigorous testing and approval processes of the FDA and corresponding foreign regulatory authorities. Satisfaction of these requirements typically takes a significant number of years and can vary substantially based upon the type, complexity and novelty of the product. The status of our principal products is as follows:

•	5% amlexanox paste is an approved product for sale in the US (Apthasol®); approved in the UK and Canada but not yet sold; approved in ten EU countries.
•	Zindaclin® is an approved product for sale in the UK and extensively throughout European Union countries; in the approval process in other markets.
•	OraDisc™ A is an approved product for sale in the US as of September 2004; we are completing steps for manufacturing and sale of the product in 2006
•	Our other OraDisc™ products are currently in the development phase.
•	Nanoparticle aggregate product candidates are in the preclinical phase.

Due to the time consuming and uncertain nature of the drug candidate development process and the governmental approval process described above, we cannot assure you when we, independently or with our collaborative partners, might submit a New Drug Application, or “NDA”, for FDA or other regulatory review.

Government regulation also affects the manufacturing and marketing of pharmaceutical products. Government regulations may delay marketing of our potential drugs for a considerable or indefinite period of time, impose costly procedural requirements upon our activities and furnish a competitive advantage to larger companies or companies more experienced in regulatory affairs. Delays in obtaining governmental regulatory approval could adversely affect our marketing as well as our ability to generate significant revenues from commercial sales. Our drug candidates may not receive FDA or other regulatory approvals on a timely basis or at all. Moreover, if regulatory approval of a drug candidate is granted, such approval may impose limitations on the indicated use for which such drug may be marketed. Even if we obtain initial regulatory approvals for our drug candidates, our drugs and our manufacturing facilities would be subject to continual review and periodic inspection, and later discovery of previously unknown problems with a drug, manufacturer or facility may result in restrictions on the marketing or manufacture of such drug, including withdrawal of the drug from the market. The FDA and other regulatory authorities stringently apply regulatory standards and failure to comply with regulatory standards can, among other things, result in fines, denial or withdrawal of regulatory approvals, product recalls or seizures, operating restrictions and criminal prosecution.

The uncertainty associated with preclinical and clinical testing may affect our ability to successfully commercialize new products.

Before we can obtain regulatory approvals for the commercial sale of our potential drugs, the drug candidates will be subject to extensive preclinical and clinical trials to demonstrate their safety and efficacy in humans. In this regard, for example, adverse side effects can occur during the clinical testing of a new drug on humans which may delay ultimate FDA approval or even lead us to terminate our efforts to develop the drug for commercial use. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after demonstrating promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a drug candidate under development could delay or prevent regulatory approval of the drug candidate. A delay or failure to receive regulatory approval for any of our drug candidates could prevent us from successfully commercializing such candidates and we could incur substantial additional expenses in our attempts to further develop such candidates and obtain future regulatory approval.

We may incur substantial product liability expenses due to the use or misuse of our products for which we may be unable to obtain insurance coverage.

Our business exposes us to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. These risks will expand with respect to our drug candidates, if any, that receive regulatory approval for commercial sale, and we may face substantial liability for damages in the event of adverse side effects or product defects identified with any of our products that are used in clinical tests or marketed to the public. We generally procure product liability insurance for drug candidates that are undergoing human clinical trials. Product liability insurance for the biotechnology industry is generally expensive, if available at all, and as a result, we may be unable to obtain insurance coverage at acceptable costs or in sufficient amount in the future, if at all. We may be unable to satisfy any claims for which we may be held liable as a result of the use or misuse of products which we have developed, manufactured or sold and any such product liability could adversely affect our business, operating results or financial condition.

We may incur significant liabilities if we fail to comply with stringent environmental regulations.

Our research and development processes involve the controlled use of hazardous materials. We are subject to a variety of federal, state and local governmental laws and regulations related to the use, manufacture, storage, handling, and disposal of such material and certain waste products. Although we believe that our activities and our safety procedures for storing, using, handling and disposing of such material comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such accident, we could be held liable for any damages that result and any such liability could exceed our resources.

Intense competition may limit our ability to successfully develop and market commercial products.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors in the United States and elsewhere are numerous and include, among others, major multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions.

The following products may compete with Residerm® products:

• Benzamycin, marketed by a subsidiary of Sanofi-Aventis;
• Cleocin-T and a generic topical clindamycin, marketed by Pfizer;
• Benzac, marketed by Galderma; and
• Triaz, marketed by Medicis Pharmaceutical Corp.

Technology and prescription steroids such as Kenalog in OraBase, developed by Bristol-Myers Squibb, may compete with our commercialized Aphthasol® product. OTC products including Orajel (Del Laboratories) and Anbesol (Wyeth Consumer Healthcare) also compete in the aphthous ulcer market.

Many of these competitors have and employ greater financial and other resources, including larger research and development, marketing and manufacturing organizations. As a result, our competitors may successfully develop technologies and drugs that are more effective or less costly than any that we are developing or which would render our technology and future products obsolete and noncompetitive.

In addition, some of our competitors have greater experience than we do in conducting preclinical and clinical trials and obtaining FDA and other regulatory approvals for drug candidates more rapidly than we do. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage. Drugs resulting from our research and development efforts or from our joint efforts with collaborative partners therefore may not be commercially competitive with our competitors’ existing products or products under development.

Our ability to successfully develop and commercialize our drug candidates will substantially depend upon the availability of reimbursement funds for the costs of the resulting drugs and related treatments.

The successful commercialization of, and the interest of potential collaborative partners to invest in the development of our drug candidates, may depend substantially upon the reimbursement of the costs of the resulting drugs and related treatments at acceptable levels from government authorities, private health insurers and other organizations, including health maintenance organizations, or HMOs. To date, the costs of our marketed products Aphthasol® and Zindaclin® generally have been reimbursed at acceptable levels; however, the amount of such reimbursement in the United States or elsewhere may be decreased in the future or may be unavailable for any drugs that we may develop in the future. Limited reimbursement for the cost of any drugs that we develop may reduce the demand for, or price of such drugs, which would hamper our ability to obtain collaborative partners to commercialize our drugs, or to obtain a sufficient financial return on our own manufacture and commercialization of any future drugs.

The market may not accept any pharmaceutical products that we successfully develop.

The drugs that we are attempting to develop may compete with a number of well-established drugs manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any drugs developed by us will depend on a number of factors, including the establishment and demonstration of the clinical efficacy and safety of our drug candidates, the potential advantage of our drug candidates over existing therapies and the reimbursement policies of government and third-party payers. Physicians, patients or the medical community in general may not accept or use any drugs that we may develop independently or with our collaborative partners and if they do not, our business could suffer.

Trends toward managed health care and downward price pressured on medical products and services may limit our ability to profitably sell any drugs that we any develop.

Lower prices for pharmaceutical products may result from:

•	Third-party payers’ increasing challenges to the prices charged for medical products and services;

•
The trend toward managed health care in the Unites States and the concurrent growth of HMOs and similar organizations that can control or significantly influence the purchase of healthcare services and products; and

•	Legislative proposals to reform healthcare or reduce government insurance programs.

The cost containment measures that healthcare providers are instituting, including practice protocols and guidelines and clinical pathways, and the effect of any healthcare reform, could limit our ability to profitably sell any drugs that we may successfully develop. Moreover, any future legislation or regulation, if any, relating to the healthcare industry or third-party coverage and reimbursement, may cause our business to suffer.

We may not be successful in protecting our intellectual property and proprietary rights.

Our success depends, in part, on our ability to obtain U.S. and foreign patent protection for our drug candidates and processes, preserve our trade secrets and operate our business without infringing the proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnology inventions and the scope of claims made under such patents are still developing and there is no consistent policy regarding the breadth of claims allowed in biotechnology patents. The patent position of a biotechnology firm is highly uncertain and involves complex legal and factual questions. We cannot assure you that any existing or future patens issued to, or licensed by, us will not subsequently be challenged, infringed upon, invalidated or circumvented by others. As a result, although we, together with our subsidiaries, are either the owner or licensee to U.S. patents and to U.S. patent applications now pending, and European patents and European patent applications, we cannot assure you that any additional patents will issue from any of the patent applications owned by, or licensed to, us. Furthermore, any rights that we may have under issued patents may not provide us with significant protection against competitive products or otherwise be commercially viable.

Our patents for the following technologies expire in the years and during the date ranges indicated below:

• 5% amlexanox paste in 2011
• Zindaclin® and Residerm® between 2007 and 2011

In addition, patents may have been granted to third parties or may be granted covering products or processed that are necessary or useful to the development of our drug candidates. If our drug candidates or processes are found to infringe upon the patents or otherwise impermissibly utilize the intellectual property of others, our development, manufacture and sale of such drug candidates could be severely restricted or prohibited. In such event, we may be required to obtain licenses from third parties to utilize the patents or proprietary rights of others. We cannot assure you that we will be able to obtain such licenses on acceptable terms, if at all. If we become involved in litigation regarding our intellectual property rights or the intellectual property rights of others, the potential cost of such litigation, regardless of the strength of our legal position, and the potential damages that we could be required to pay could be substantial.

Our business could suffer if we lose the services of, or fail to attract, key personnel

We are highly dependent upon the efforts of our senior management and scientific team, including our President and Chief Executive Officer, Kerry P. Gray. The loss of the services of one or more of these individuals could delay or prevent the achievement of our research, development, marketing, or product commercialization objectives. While we have an employment agreement with Mr. Gray his employment may be terminated at any time. Mr. Gray’s agreement expires in five years and is extendable each year thereafter on the anniversary date. We do not maintain any “key-man” insurance policies on any of our key employees and we do not intend to obtain such insurance. In addition, due to the specialized scientific nature of or business, we are highly dependent upon our ability to attract and retain qualified scientific and technical personnel. In view of the stage of our development and our research and development programs, we have restricted our hiring to research scientists and a small administrative staff and we have made only limited investments in manufacturing, production, sales or regulatory compliance resources. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities, however, and we may be unsuccessful in attracting and retaining these personnel.

Ownership of our shares is concentrated, to some extent, in the hands of a few investors which could limit the ability of our other stockholders to influence the direction of the company.

Kerry P. Gray beneficially owns approximately 75.2% of our common stock as of the date hereof. Accordingly, he has the ability to significantly influence or determine the election of all of our directors or the outcome of corporate actions requiring stockholder approval. He may exercise this ability in a manner that advances his best interests and not necessarily those of our other stockholders.

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of our Certificate Incorporation and By-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. Further, the existence of these corporate governance provisions could have the effect of entrenching management and making it more difficult to change our management.

Substantial sales of our common stock could lower or stock price.

The market price for our common stock could drop as a result of sales of a large number of our presently outstanding shares of shares that we may issue or be obligated to issue in the future.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide reasonable assurance with respect to financial preparation and presentation.

While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implantation, could harm or operating results or causes us to fail to meet our reporting obligations.

If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on and ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

Management’s Discussion and Analysis of Financial Condition

The following discussion, which relates to ULURU, should be read in conjunction with ULURU’s consolidated financial statements and related notes included elsewhere in this 8K.

ULURU’s audited financial statements reflect the topical assets component of Access Pharmaceuticals, Inc., which was acquired by ULURU on October 12, 2005. The topical assets component is a diversified division engaged in the development of novel therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms. The topical business represents a component of the consolidated operations of Access Pharmaceuticals, Inc. and its subsidiaries companies. The Topical business consists of three patented drug delivery technologies from which three products have been approved for marketing in various global markets. In addition, numerous products are under development utilizing the mucoadhesive film and nanoparticle aggregate technologies. The topical business’ customer base consists of numerous strategic alliances with partners throughout the world to manufacture and market our products. Continuing operation of the topical business includes a research and development facility in Dallas, Texas, a third party distribution arrangement for the sale of a product in the United States, and a network of strategic partners globally.

Results of Operations

Comparison of Years Ended December 31, 2004 and 2003

Total revenues in 2004 were $586,874 as compared to $1,312,991 in 2003, a decrease of $726,117. This decrease in revenue was principally the result of licensing revenues, which declined from $747,283 in 2003 to $142,143 in 2004 a decrease of $605,140. We recognize licensing revenues over the period of the performance obligation under our licensing agreements. Licensing revenue recognized in both 2004 and 2003 were from several agreements; primarily agreements related to Zindaclin and numerous smaller agreements for the marketing of the Amlexanox products.

Product sales of Aphthasol, the product for the treatment of canker sores, totaled $350,575 in 2004 as compared to product sales of $532,022 in 2003. Sales in 2004 were limited due to a supply interruption of the product. Supplies were manufactured in the third quarter of 2004 and sales recommenced in late September 2004. Sales in 2003 occurred through June prior to the supply interruption, which affected the sales for 16 months.

Royalty income for 2004 was $94,156 an increase of $60,470 over the income in 2003 of $33,686. This increase reflects both increases sales in existing markets and the launch of the product in ten additional territories.

Cost of Product Sales declined $37, 260 in 2004 to $239,276 as a result of the decline in product sales.

In 2004, total operating expenses declined to $3,443,496 from the 2003 expenses of $3,661,880. This net reduction in operating expenses was due to Research and Development expense, which was reduced from $2,426,101 in 2003 to $1,615,071 in 2004, a decline of $811,030, offset by an increase in general and administrative expense of $581,833, from $1,035,031 in 2003 to $1,616,864 in 2004.

The decrease in total Research and Development expense was due to the following:

▪	Lower clinical development costs for OraDisc A of $710,165, due to the completion of a pivotal study during 2003;
▪	Lower outside laboratory services supporting the development of OraDisc A totaling $96,395;
▪	A $137,303 reduction of labor cost in clinical development due to the completion of the study in 2003; and
▪	Reduced consulting expenses of $23,800.

These research and development decreases were partially offset by the following research and development increases:

▪	Increased development expenses of $87,583 on new OraDisc products; and
▪	Contract manufacturing scale-up expenses of $68,210 for the production of Aphthasol.

The increase in General and Administration costs were due to the following:
▪	Higher patent expenses of $148,138 associated with the international prosecution of our OraDisc patent;
▪	Increased legal expense due to litigation ($154,911);
▪	Consulting expense increase due to the appointment of a business development consultant and a consultant who conducted an overall business review ($79,638); and
▪	Increased accounting fees of $25,414 associated with compliance for Sarbanes-Oxley.

Our loss from Operations increased by $470,473 from $ 2,625,425 in 2003 to $3,095,898 in 2004. This change reflects the decline in Gross Profit of $688,857, which was partially offset by a decrease of $218,384 in total operating expenses.

Net Loss of $3,175,327 in 2004 was an increase over the net loss incurred in 2003 of $395,325.

The 2003 net loss was favorably impacted by a $2,280,049 settlement with Block Drug Company, which stemmed from a failure to honor a supply agreement for Aphthasol.

Interest expense in 2004 increased by $115,435 due to the operating losses incurred during the year for which interest expense was provided by allocation, based on applicable financial resources provided by Access Pharmaceuticals, Inc.

Comparison of nine months ended September 30, 2005 compared to nine months ended September 30, 2004.

Total revenues for the nine months ended September 30, 2005 increased $351,922 to $654,279 over revenues for the same period of 2004 of $302,357.

Product sales of Aphthasol, marketed in the United States for the treatment of canker sores, totaled $480,939 in the nine months ended September 30, 2005 an increase of $374,451 over the corresponding nine months period of 2004. This increase reflects the supply interruption in 2004 which was not resolved until September 2004, compared with sales throughout 2005.

Licensing revenue, which is recognized over the period of the performance of the obligations under our licensing agreements, declined $28,085 from $ 125,749 for the nine month period in 2004 to $97,664 for the first nine months in 2005. The licensing revenues fluctuate on a quarterly basis based on the timing of ResiDerm revenues which are recognized when received as all obligations of the licensing agreements have been performed. The licensing revenue results from numerous agreements related to ResiDerm, Aphthasol and OraDisc projects.

Royalty Income marginally increased by $5,556 from $70,120 in the nine month period in 2004 to $75,676 in the corresponding period in 2005. The royalty increase is due to the launch of Zindaclin in additional territories.

Cost of product sales in the first nine months of 2005 were $206,333 a $109,591 increase over corresponding period in 2004 where the expense was $96,742. This increase is volume related.

In the nine month period ending September 30, 2005, total operating expenses marginally increased $7,404 from $2,516,889 in 2004 to $2,524,293. This decline was the result of a significant reduction in General and Administrative expense which declined $333,269 in 2005, from $1,202,881 in 2004 to $869,612. Offsetting this expense decline was an increase in Research and Development expense of $336,553 from $1,156,075 in 2004 to $1,492,628.

The increase in Research and Development expense in 2005 was due to the following:

▪	A decrease in production scale-up expense and process validation for Aphthasol at the new contract manufacturer, $261,454;
▪	Lower laboratory supplies of $37,000; and
▪ .	Reduced travel and entertainment of $13,744.

These reductions in expenses were offset by the following increases in Research and Development expenses:

▪ .	Increased development and production scale-up expenses associated with the OraDisc range of products, $360,125;
▪	Expenses payable to the FDA associated with the approval of OraDisc A, $173,108; and
▪ .	Increased salary expenses to support the further development of the nanoparticle aggregate technology and the commercialization of the OraDisc range of products, $114,648.

The decrease in General and Administration costs were due to the following:

▪ .	A reduction in legal expense in 2005 of $115,732 due to the completion of the outstanding litigation with third parties;
▪	A reduction in patent expense of $108,796 due to the international prosecution expense of the OraDisc patent being incurred in 2004;
▪	A decrease in salary costs of $105,052 associated with a reduction in administrative personnel;
▪	Reduced outside consulting expenses of $40,060; and
▪	A reduction in public relations expenses due to the elimination of an outside service, $11,500.

These expense decreases were partially offset by the following increase in General and Administrative expenses:

▪	Outside accounting fees associated with Sarbanes Oxley compliance, $45,613.

Our loss from operations decreased by $234,927 from $2,311,274 for the first nine months of 2004 to $2,076,347 for the corresponding period in 2005. This change principally reflects the increase in gross profit in 2005 associated with the increased sales volume.

Net loss of $2,096,937 was a decrease of $290,698 over the net loss incurred in the corresponding period of 2004 of $2,387,635. The net loss was favorably impacted by a foreign currency translation gain in 2005 of $91,400 associated with the strengthening of the United States dollar. Partially offsetting this gain was an increase in interest expense of $26,250 associated with the increased loss.

Comparison of Years Ended December 31, 2005 and 2004

The financial comparisons herein are based upon the combined audited financial results of the Topical Component from January 1, 2005 through October 12, 2005 and ULURU Delaware’s audited financial results from September 12, 2005 through December 31, 2005 (“2005”) versus the audited results of the Topical Component for the year ended 2004 (“2004”).

Revenues

Total revenues in 2005 were $999,053 as compared to $586,874 in 2004, an increase of $412,179. This increase in revenue was primarily the result of licensing revenues, which increased by $161,460 to $303,603. Licensing revenues are recognized over the period of the performance obligation under our licensing agreements. Licensing revenue recognized in both 2005 and 2004 were from several agreements; primarily agreements related to Zindaclin and numerous smaller agreements for the marketing of the Amlexanox products.

Product sales of Aphthasol, the product for the treatment of canker sores, totaled $577,685 in 2005 as compared to product sales of $350,575 in 2004. Sales in 2004 were limited due to a supply interruption of the product in the first three quarters of 2004. Supplies were ultimately manufactured in the third quarter of 2004 and sales resumed in late September 2004 and throughout 2005.

Sponsored research income for 2005 was $11,664. This is comprised of a wound care research program initiated in December 2005. There was no sponsored research income in 2004.

Cost of Products Sold

The Cost of Products Sold was $232,948 in 2005, as compared to $239,276 in 2004, a decrease of $6,328. The Cost of Products sold in 2004 was adversely impacted by the supply interruption that occurred through August 2004. The 2004 Product cost included approximately $54,000 of monthly expenses from January 2004 to August 2004 for logistics management even though there were no Aphthasol product sales during that period as well as increased expenses in 2004 for Federal Drug Administration fees of approximately $80,000.

General and Administrative

General and Administrative expenses were $1,146,162 in 2005, a decrease of $470,702 from 2004. The decrease in total General and Administrative expense was primarily due to:

▪	Lower compensation costs of $186,391 due to a reduction in administrative personnel and lower salary and benefit expenses;
▪	A reduction in legal expenses in 2005 of $132,770 due to the completion of the outstanding litigation with third parties;
▪	A reduction of patent expense of $137,633 due to the international filing and registration expenses of the OraDisc patent occurring in 2004;
▪	Shareholder expenses were lower by approximately $52,000 in 2005 due to savings in public relations services and a 2004 business evaluation report that did not occur in 2005;
▪	A reduction of $ 27,664 in outside consulting expenses; and
▪	A decrease in expenses for Director & Officer insurance of $15,886.

These decreases in General and Administrative expenses for 2005 were partially offset by increases in the following General and Administrative expenses:

▪	Increased expenses for accounting services of $57,206 for Sarbanes Oxley compliance, as allocated to the Topical Component;
▪	The expense of $22,675 for the uncollectible accounts receivable associated with sales of Aphthasol by the Topical Component’s domestic distributor; and
▪	An increase of $5,090 in the annual premium cost for product liability coverage.

Research and Development

Expenses for Research and Development were $1,925,590 in 2005, an increase of $310,519 from 2004. These research and development increases were due to:

▪	Increased development and production scale-up expenses associated with the OraDisc range of products of $341,502;
▪	Expense of $197,160 for the approval of OraDiscA by the Federal Drug Administration;
▪	Increased compensation costs of $15,954 for staffing to support the continued development of the OraDisc range of products;
▪	Increased rental costs for laboratory space of approximately $10,000;
▪	Increase expenses of $7,827 for laboratory equipment maintenance; and
▪	Increased development expenses for the nanoparticle wound care technology of approximately $9,000.

These increases in Research and Development expenses for 2005 were partially offset by decreases in the following Research and Development expenses:

▪	A decrease in production scale-up expense and process validation for Aphthasol at the new contract manufacturer of $252,147; and
▪	Reduced travel and entertainment expenses of $20,760.

Depreciation

The Depreciation expense for 2005 was $47,833, an increase of $5,866 from 2004. The 2005 increase in depreciation relates mostly to ULURU Delaware’s purchase of laboratory, computer, and office equipment from Access Pharmaceuticals on October 12, 2005. These assets were capitalized at their fair market value on the date of acquisition, thereby causing an overall increase in subsequent depreciation expense. Many items acquired from Access were fully depreciated, whereas values assigned by ULURU Delaware to them resulted in added depreciation expense during 2005. Alternatively, many other items had historic costs which were reduced by ULURU Delaware due to age and relatively lower replacement costs.

Amortization

The Amortization expense for 2005 was $364,376, an increase of $194,782 from 2004. The 2006 increase in amortization expense relates to ULURU Delaware’s purchase of three patents and one licensing agreement from Access Pharmaceuticals on October 12, 2005. These patent and licensing rights assets were capitalized at their fair market value on the date of acquisition, thereby causing an increase in subsequent amortization expense.

Other Income

Other Income for 2005 was $94,105, an increase of $55,214. The increase is attributed to foreign currency gains relating to deferred revenues for European licensing fees.

Interest Expense

Interest expense for 2005 was $445,690, an increase of $327,370. The total interest expense for 2005 after the acquisition of the Access assets was $328,777, of which $237,778 relates to ULURU Delaware’s new note payable to ULURU Nevada of $10,700,000, effective October 12, 2005, and the balance related to the amortization of interest imputed on the asset purchase obligations to Access. The remainder of the 2005 interest expense of $116,913 and the $118,320 for 2004 were interest amounts calculated on the funds invested by Access for the Topical Component net assets during those periods.

Our Net Loss for 2005 was $3,069,440, a reduction of $105,887 from the 2004 Net Loss of $3,175,327.

Liquidity and Capital Resources

The Company has funded operations primarily through private sales of convertible debentures and our principal source of liquidity is cash and cash equivalents. Contract research, products sales, royalty payments, licensing fees and milestone payments from corporate alliances have, and are expected to provide funding for operations. As of December 31, 2005, ULURU Delaware’s cash and cash equivalents and short-term investments were $1,610,357 and ULURU Delaware’s negative working capital (current liabilities less current assets) was ($2,606,038). ULURU Delaware’s negative working capital at December 31, 2005 represented a decrease of $2,283,842 compared to the Topical Component negative working capital as of December 31, 2004 of ($322,196).

As of December 31, 2005, the Company did not have enough capital to achieve its near, medium or long-term goals. The available cash together with the $2 million the Company is entitled to receive upon the effectiveness of a registration statement are expected to be sufficient to fund operations through December 31, 2006 assuming no access to the SEDA or additional financings. We plan to access the SEDA and /or have additional financings in 2006.

As part of the asset purchase from Access Pharmaceuticals, Inc. (“Access”) on October 12, 2005, ULURU Delaware paid to Access $8,700,000 on October 12, 2005 and is obligated to pay Access $3,700,000 on October 12, 2006 and $1,000,000 on October 12, 2007, along with certain milestone payments based upon future events which may or may not occur. Pursuant to the terms of the Asset Purchase Agreement between ULURU Delaware and Access none of the future payment obligations to Access have any interest accrual although imputed interest was provided and is being amortized during the periods these obligations are outstanding.

On October 12, 2005, the Company entered into a Securities Purchase Agreement to issue Secured Convertible Debentures to Prenox, LLC and Highgate House Funds, Limited in an amount of up to $15,000,000. Under the Securities Purchase Agreement on October 12, 2005, the Company issued a $10,000,000 secured convertible debenture to Prenox, LLC (“Prenox”) and a $3,000,000 secured convertible debenture to Highgate House Funds, Ltd. (“Highgate”) as well as Warrants to purchase up to 5,000,000 shares of the company for a period of 5 years with an exercise price of $0.01. The shares underlying the Debentures and Warrants shall be included on a registration statement to be filed by the Company with the Securities and Exchange Commission. In exchange for the purchase of the Debentures, the Company granted Prenox and Highgate a security interest in all of its assets, including any assets the Company acquires while the Debentures are outstanding. The sale of the Debentures and Warrants was made under Section 4(2) of the Securities Act of 1933.

For January 1, 2005 through October 12, 2005 and for all of 2004, the topical assets component of Access Pharmaceuticals Inc. has operated as an integral part of Access Pharmaceuticals Inc. Consequently, all activities of this component have been funded by Access Pharmaceuticals Inc., which has funded its operations primarily through private sale of common stock and convertible notes. Contract research payments, licensing fees, and milestone payments from corporate alliances and mergers have also provided funding for operations. As of December 31, 2004, the Topical Component negative working capital was $(322,196), which was an increase of $130,629 when compared to the Topical Component negative working capital at December 31, 2003 of ($452,825). The increase in working capital was due mainly to a reduction in receivables due to the receipt of a licensing payment, and a reduction in the deferred charge for FDA fees being amortized over one year, substantially offset by an increase in accounts payable associated with the growth of the Topical Component.

As of September 30, 2005, the Topical Component negative working capital was $(722,187) which was a decrease of $399,991 compared to the Topical Component negative working capital at December 31, 2004 of $(322,196). The decrease in working capital was due principally to a reduction in prepaid expenses and deferred charges.

Critical accounting policies and estimates

The preparation of Uluru’s financial statements in conformity with accounting principles generally accepted in the United States of America require it to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reported period. In applying our accounting principles, we must often make individual estimates and assumptions regarding expected outcomes or uncertainties. As you might expect, the actual results of these outcomes are often different than the estimated or assumed amounts. These differences are usually minor and are included in our consolidated financial statements as soon as they are known. Uluru’s estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Revenue recognition

Revenue associated with up-front license, technology access and research and development funding payments under collaborative agreements is recognized ratably over the performance period of the agreements. Determination of any alteration of the performance period normally indicated by the terms of such agreements involves judgment on management’s part.

Item 5.01 Changes in control of registrant.

On March 31, 2006, Uluru Inc., a Nevada Corporation (the “Company” or “Registrant”), through Acquisition Sub acquired a 100% ownership interest in ULURU Delaware through a merger of ULURU into Acquisition Sub (the “Merger”). The Registrant acquired ULURU Delaware in exchange for 11,000,000 shares of the Registrant’s common stock. The aggregate amount of shares of common stock issuable to the shareholders of ULURU Delaware pursuant to the merger, shall represent 84.6% of the issued and outstanding shares of the registrant’s common stock. Under the terms of the Agreement and Plan of Merger and Reorganization (the “Agreement”) executed on October 11, 2005, the current stockholders of the Registrant will continue to own an aggregate of 7.7% of the issued and outstanding shares of the Registrant’s common stock.

The Board of Directors of the Registrant prior to the Merger agreed to step down on completion of the Merger and will be replaced by William W. Crouse, Jeffery B. Davis, Dr. David Reese and Kerry P. Gray, with Mr. Crouse being Chairman of the Board. Kerry P. Gray, President and Chief Executive Officer replaced the officers of the Registrant upon the closing of the Merger.

The transactions contemplated by the Agreement are intended to be a “tax-free” reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended. For accounting purposes, this transaction is being accounted for as a reverse merger, since the stockholders of ULURU Delaware will own a majority of the issued and outstanding shares of common stock of the Registrant, and the directors and executive officers of ULURU Delaware will become the directors and executive officers of the Registrant.

Beneficial Owners

The following table shows the stockholdings of all directors and executive officers of the Registrant, principal stockholders who own beneficially more than five percent of the Registrant’s issued and outstanding common stock, and all directors and officers of the Registrant as a group after giving effect to the Merger, based on 13,000,000 shares outstanding taking into account the reverse stock split.

Title of Class	Name and address of beneficial owner of shares	Position	Amount of shares beneficially held by owner	Percentage of class
Common	Kerry P. Gray (1)	CEO / Director	9,775,000	75.2%
Common	Terrance K. Wallberg	Chief Financial Officer	208,000	1.6%
Common	William W. Crouse	Chairman of the Board	50,000.4%
Common	Jeffrey B. Davis	Director	-	-
Common	David E. Reese	Director	-	-
Total:			10,033,000	77.2%

(1) Includes 1,500,000 shares held in trust for Michael J. Gray with Sally A. Gray as trustee and 1,500,000 shares held in trust for Lindsay K. Gray with Sally A. Gray as trustee.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 31, 2006, Daniel K. Leonard resigned from every position he held as an officer of the Company and as a Director of the Company. Mr. Leonard’s resignation did not result from any disagreement between him and us.

On March 31, 2006, William W. Crouse, Jeffery B. Davis, Dr. David Reese and Kerry P. Gray became Directors of the Company. The appointments of these individuals as Directors of the Company was approved by a vote at a special shareholders’ meeting held on March 27, 2006.

On March 31, 2006, Kerry P. Gray became the Company’s Chief Executive Officer and President of the Company, Terrance K. Wallberg became the Company’s Chief Financial Officer, W. Eric Bowditch became our Vice-President of Business Development, Daniel G. Moro became our Vice-President of Polymer Drug Delivery and John V. St. John became our Vice-President of Material Science.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 27, 2006 at a special meeting of our shareholders, our shareholders approved and authorized amendments to our Articles of Incorporation.  As a result of this approval and authorization, we have filed two Certificates of Amendment to our Articles of Incorporation.

On March 29, 2006, we filed a Certificate of Amendment to our Articles of Incorporation in Nevada.  This Certificate of Amendment authorized a 400:1 reverse stock split to occur so that in exchange for every 400 outstanding shares of common stock that each shareholder had at the close of business on March 29, 2006, the shareholder would receive one share of common stock.  As a result of this reverse stock split, our issued and outstanding capital stock was reduced from 399,999,740 shares of common stock to approximately 1,000,000.  The Certificate of Amendment also authorized a decrease in our authorized shares of common stock from 400,000,000 shares, par value $.001 each, to 200,000,000, par value $.001 each, and authorized up to 20,000 shares of Preferred Stock, par value $.001.

On March 31, 2006, we filed a Certificate of Amendment to our Articles of Incorporation in Nevada to change our name from “Oxford Ventures, Inc.” to “ULURU INC.”.

Item 5.06 Change in Shell Company Status

When Acquisition Sub. merged with ULURU Delaware on March 31, 2006, we ceased being a “shell company” as defined in Rule 12n-2 under the Securities Exchange Act of 1934. A description of the material terms and consequences of that transaction were set out in an Information Statement that we filed with the SEC as part of a Definitive Schedule 14C on February 28, 2006, and we incorporate that description herein by reference.

Item 9.01 Financial Statements and Exhibits

FINANCIAL STATEMENTS

ULURU Delaware Inc., AS OF DECEMBER 31, 2005
AND
TOPICAL BUSINESS COMPONENT OF ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARIES AS OF OCTOBER 12, 2005 AND DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ULURU Delaware Inc.
Addison, Texas

We have audited the accompanying balance sheet of ULURU Delaware Inc. (a Delaware corporation) as of December 31, 2005, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the period from September 7, 2005 to December 31, 2005, and the statements of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries (a Delaware corporation) for the period from January 1, 2005, to October 12, 2005 and the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ULURU Delaware Inc., as of December 31, 2005, and the results of its operations and its cash flows for the period from September 7, 2005 to December 31, 2005, and the results of operations and cash flows of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries for the period from January 1, 2005, to October 12, 2005 and the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 of the Notes to financial statements, the Company, has incurred a significant loss since inception, and has a deficit in working capital and stockholders’ equity. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Braverman International, P.C.
Braverman International, P.C.
Prescott, Arizona
June 9, 2006

ULURU DELAWARE INC.
BALANCE SHEET
AS AT DECEMBER 31, 2005

ALL ASSETS ARE PLEDGED AS COLLATERAL UNDER NOTE PAYABLE

ASSETS

Current Assets
Cash	$1,610,357
Accounts receivable - trade	143,269
Inventory - raw materials	77,710
Prepaid expenses	68,384
Deferred charge	207,132
Total Current Assets	2,106,852

Property, Plant & Equipment, net	383,113

Other Assets
Patents, net	12,539,689
Licensing rights, net	246,792
Deposits	29,073
Total Other Assets	12,815,554

TOTAL ASSETS	$15,305,519

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Capital lease obligations	$53,710
Asset purchase obligations, net	3,435,968
Accounts payable	138,698
Accrued liabilities	279,587
Accrued liabilities - related party	98,093
Accrued interest	237,778
Royalty advance	469,056
Total Current Liabilities	4,712,890

Long Term Debt
Asset purchase obligation, net - less current portion	845,011
Note Payable	10,700,000
Total Long Term Debt	11,545,111

Total Liabilities	16,258,001

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock: par value $.01,
3,000 shares authorized, 2,200 shares subscribed	22
Stock subscriptions receivable	(22)
Retained earnings (deficit)	(952,482)
Total Stockholders’ Equity (Deficit)	(952,482)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$15,305,519

The accompanying notes are an integral part of these financial statements.

ULURU INC.
STATEMENTS OF OPERATIONS

		STATED AT PREDECESSOR COST

	ULURU DELAWARE INC.	Topical Business Component of Access Pharmaceuticals, Inc.

	From September 7, 2005 (Inception) to December 31, 2005	From January 1, 2005 to October 12, 2005	Year Ended December 31, 2004
REVENUES
Licensing Fees	$98,716	$204,887	$142,143
Royalty Income	30,425	75,676	94,156
Sponsored Research	11,664	----	----
Product Sales	58,394	519,291	350,575
Total Revenues	199,199	799,854	586,874

COSTS AND EXPENSES
Cost of product sold	23,767	209,181	239,276
General and administrative	233,648	912,514	1,616,864
Research and development	325,078	1,600,512	1,615,071
Depreciation	14,449	33,384	41,967
Amortization	228,599	135,777	169,594
Total Costs and Expenses	825,540	2,891,368	3,682,772

OPERATING LOSS	(626,341)	(2,091,514)	(3,095,898)

OTHER INCOME (EXPENSE)
Other income	2,636	91,469	38,891
Interest expense	(328,777)	(116,913)	(118,320)

NET (LOSS)	$(952,482)	$(2,116,958)	$(3,175,327)

The accompanying notes are an integral part of these financial statements.

ULURU INC.
STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock Subscribed
	Number	Amount		Stock Subscriptions Receivable	Retained Earnings (Deficit)		Total
Balance, at inception	---	$	---		$	---	$	---
Common stock subscribed	2,200		22	(22)				---
Net (loss) for period						(952,482)		(952,482)

Balance, December 31, 2005	2,200		$22	$(22)		$(952,482)		$(952,482)

The accompanying notes are an integral part of these financial statements.

ULURU INC.
STATEMENTS OF CASH FLOWS

		STATED AT PREDECESSOR COST

	ULURU DELAWARE INC.	Topical Business Component of Access Pharmaceuticals, Inc.

	From September 7, 2005 (Inception) to December 31, 2005	From January 1, 2005 to October 12, 2005		Year Ended December 31, 2004
OPERATING ACTIVITIES
Net (loss) from operations	$(952,482)		$(2,116,958)		$(3,175,327)

Adjustments to reconcile net (loss) to
net cash used by operating activities:

Depreciation	14,449		33,384		41,967
Amortization	228,599		132,771		181,018
Amortization of restricted stock grants	----		26,137		44,046
Imputed interest expense	90,999		----		----
Product costs acquired in asset acquisition	16,218		----		----
Changes in operating assets and liabilities:
Accounts receivable	(143,269)		(90,937)		(186,333)
Inventory	(77,710)		104,106		(17,050)
Prepaid expense	(68,384)		306,465		(192,715)
Deferred charge	(207,132)		45,107		(252,312)
Patents, net	----		----		----
Accounts payable	138,698		231,656		144,699
Accrued liabilities	279,586		(159,028)		(32,186)
Accrued liabilities - related party	98,093		----		----
Accrued interest	237,778		----		----
Deferred revenue	----		588,918		----
Reduction in royalty advance	(30,944)		----		----
Total Adjustments	576,981		1,218,579		(268,866)

Net Cash (Used) in Operating Activities	(375,502)		(898,379)		(3,444,193)

INVESTING ACTIVITIES
Deposits	----		----		(27,200)
Purchase of equipment	(741)		(19,674)		(69,229)
Restricted cash	----		----		(497,288)
Cash paid to acquire net assets of Topical Component of Access Pharmaceuticals	(8,700,000)		----		----

Net Cash (Used) in Investing Activities	(8,700,741)		(19,674)		(593,717)

FINANCING ACTIVITIES
Proceeds from notes payable	10,700,000		----		----
Repayment of capital lease obligations	(13,401)		(48,634)		(42,000)
Increase in capital lease obligations	----		----		65,642
Increase in deferred revenues	----		----		88,323
Advances by licensee	----		----		628,591
Financing provided by Access Pharmaceuticals	----		966,687		3,297,354

Net Cash Provided by Financing Activities	10,686,600		918,053		4,037,910

NET INCREASE IN CASH	1,610,357		----		----

CASH, beginning of period	----		----		----

CASH, end of period	$1,610,357	$	----	$	----

Supplemental Schedule of Noncash Investing and Financing Activities:

Common stock subscriptions for 2,200 shares	$22	$	----	$	----

Purchase of net assets of Topical Component of Access Pharmaceuticals, Inc.
Assets acquired
Inventory of finished goods	$16,218
Property and equipment	396,820
Patents	12,765,080
Licensing rights	250,000
Total assets acquired	$13,428,118

Obligations issued and liabilities assumed
Purchase obligations issued, net	$4,190,080
Capital lease obligations assumed	38,038
Advance royalty obligation assumed	500,000
Total obligations issued and liabilities assumed	4,728,118

Balance of cash paid at closing	8,700,000

Total consideration paid	$13,428,118

The accompanying notes are an integral part of these financial statements.

ULURU DELAWARE INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History

ULURU Delaware Inc. (“ULURU” or the “Company, we, our, us”), is a privately held Delaware corporation, formed on September 7, 2005. The Company is a diversified emerging pharmaceutical company focused on establishing a market leadership position in the development of wound management, plastic surgery and oral care products utilizing innovative drug delivery solutions to improve the clinical outcome of patients and provide a pharmacoeconomic benefit to healthcare providers.

The first step in achieving this objective was the acquisition of the Topical Business Component of Access Pharmaceuticals, Inc. (“Access”, “Topical Component”, or “Business”) which was completed on October 12, 2005. This acquisition (also referred herein as the Business or Predecessor) resulted in the Company acquiring Aphthasol®, Zindaclin® and the Mucoadhesive Film technology and a fully paid exclusive worldwide license to the Nanoparticle Aggregate technology for all applications excluding injectable drug delivery devices. Utilizing this technology, three products have been approved for marketing in various global markets. In addition, numerous products are under development utilizing our Mucoadhesive Film and Nanoparticle Aggregate technologies.

The Topical Component’s customer base consists of numerous strategic alliances with partners throughout the world to manufacture and market our products. The Company’s initial operations include a research and development facility in Addison, Texas, a third party distribution arrangement for the sale of a product in the United States and a network of strategic partners (licensees and sub licensees) globally.

The Asset Purchase Agreement (the “Agreement”) with Access provided the Company with the assets of the Topical Component of Access, consisting mainly of research and development equipment, furniture and fixtures, and intellectual property consisting of three patents, a license to utilize a patented product worldwide, and in process research and development. This acquisition, which was made under purchase accounting criteria, also included the assumption of three capital lease obligations associated with equipment used in the topical business, and the advance royalty by Discus Dental, the Company’s sole distributor of products sold in the United States, effective December 2005. The President/CEO of ULURU was the former President/shareholder of Access as of May 2005 and had been its CEO for many years.

On October 12, 2005, the Company entered into a merger agreement with ULURU Inc., formerly Oxford Ventures, Inc., a reporting public company (“ULURU Nevada”), and Uluru Acquisition Corp., a wholly-owned Delaware subsidiary of ULURU Nevada. Under the terms of the agreement, Uluru Acquisition Corp. would merge into the Company, after the Company had acquired the net assets of the topical Component of Access under Section 368 (a) (1) (A) of the Internal Revenue Code, as a statutory merger or consolidation. The definitive date of the merger was March 31, 2006.

As a result of the merger on March 31, 2006, ULURU Nevada acquired all of the issued and outstanding shares of the Company and the Company became a wholly-owned subsidiary of ULURU Nevada, its legal parent. However, for financial accounting and reporting purposes, the Company is treated as the acquirer and is consolidated with its legal parent, similar to the accounting treatment given in a recapitalization. For accounting presentation purposes only, ULURU Nevada’s net assets are treated as being acquired by the

Company at fair value as of the date of the stock exchange transaction. Both companies have a December 31 year end.

ULURU Nevada acquired the Company in exchange for 11,000,000 shares of ULURU Nevada’s common stock. All securities issued pursuant to the merger are “restricted” stock and are subject to a two year Lock-up Agreement as well as all applicable re-sale restrictions specified by federal and state securities laws.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions. These differences are usually minor and are included in our financial statements as soon as they are known. The Company’s estimates, judgments, and assumptions are continually evaluated based on available information and experience. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, unearned revenue, accounts payable and accrued expenses, capital lease and asset purchase obligations and other current liabilities approximate their fair values principally because of the short-term maturities of these instruments.

Cash Equivalents-The Company and Predecessor

The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents.

Income Taxes

ULURU uses the liability method of accounting for income taxes pursuant to SFAS. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial statement amounts at year-end.

Revenue Recognition-The Company and Predecessor

The Company recognizes revenue from license payments not tied to achieving a specific performance milestone ratably over the period over which the Company is obligated to perform services and is limited to payments collected or due and reasonably assured of collection. The period over which the Company is obligated to perform services is estimated based on available facts and circumstances. Determination of any alteration of the performance period normally indicated by the terms of such agreements involves judgment on management’s part. In circumstances where the arrangement includes a refund provision, the Company defers revenue recognition until the refund condition (normally approvals by countries to sell products) is no longer applicable unless, in the Company’s judgment, the refund circumstances are within its operating control and unlikely to occur.

The Company recognizes revenue from performance payments, when such performance is substantially in the Company’s control and when the Company believes that completion of such performance is reasonably probable, ratably over the period over which the Company estimates that it will perform such performance obligations.

Substantive at-risk milestone payments, which are based on achieving a specific performance milestone when performance of such milestone is contingent on performance by others or for which achievement cannot be reasonably estimated or assured, are recognized as revenue when the milestone is achieved and the related payment is due, provided that there is no substantial future service obligation associated with the milestone and realizability of the amount has been ascertained.

The Company recognizes costs from the sale of its products at the time the products are shipped to its customers.

Sponsorship income has no significant associated costs since it is being paid only for information pertaining to a specific research and development project in which the sponsor may become interested in acquiring products developed thereby.

Payments received in advance of being recognized as revenue are deferred. Contract amounts are not recognized as revenue until the customer accepts or verifies the research results.

Cost of goods- The Company and Predecessor

Cost of goods sold includes direct materials, labor and overhead costs specifically attributable to the revenues recognized.

General and Administrative Expense-Predecessor

General and administrative expenses include costs specifically identifiable to the Business and allocated corporate overhead expenses. All corporate overhead, including expenses such as salaries, insurance, data processing and professional fees, are allocated based primarily upon relative activities of the Business in relation to total activities of the Predecessor.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of temporary cash investments and accounts receivable. The majority of the cash and cash equivalents are maintained with major financial institutions in the United States of America. Credit risk on accounts receivable is minimized by the Company by performing ongoing credit evaluations of its customers’ financial condition and monitoring its exposure for credit losses and maintaining allowances for anticipated losses.

Concentration Source of Supply

As further referred to in Note 13, the active ingredient, Amlexanox, is manufactured by only one company. The Company is presently seeking another manufacturer for this same ingredient.

Significant Customers

The following are the revenue percentages for two classes of customers; A, foreign licensees from whom royalties, license fees and milestones are earned from their sales of Zindaclin and Residerm products and B, the U.S. distributor for Aphthasol product revenues during the approximate 2 ½ months for ULURU, and the predecessor periods in 2005 of approximately 9 ½ months and 12 months in 2004, respectively:

	ULURU	Predecessor
	2005	2005	2004
Customer A (Foreign licensees)	62%	35%	40%
Customer B (U.S. distributor)	29%	65%	60%

The contents in the following paragraph are unaudited

Although it may appear that ULURU revenues are more currently concentrated in foreign revenues, such is not the case. During 2005, which consisted of sales for only 2 ½ months, the U.S. distributor substantially reduced its sales compared to its sales during the comparative predecessor periods above, when it realized its replacement was forth coming in December 2005. During the first 5 months of 2006, U.S. sales were back to levels previously obtained during the predecessor period in 2005, and currently management believes that revenue levels of its U.S. product will be substantially greater in future periods.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method. Estimated useful lives for property and equipment categories are as follows:

Furniture, fixtures, and laboratory equipment	7 years
Computer and office equipment	5 years
Computer software	3 years
Leasehold improvements	Lease term

For the Predecessor periods, depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years.

Deferred Charge

From time to time fees are advanced to the Federal Drug Administration (FDA) in connection with new drug applications submitted by the Company or to others for research projects. Such fees are considered deferred charges since they are not recoverable unless the related drug is accepted and approved by the FDA for use or sale by the Company to the general public, in which case the amount applicable is set up as an account receivable. Deferred charges involving the FDA are being amortized ratably over the period of 12 months beginning with the month such fees were paid.

As of December 31, 2005 the deferred charge of $207,132 related to a 12 month research agreement with the University of Texas Southwestern Medical Center of Dallas, Texas costing $216,138, which ends on December 15, 2006.

Patents and Applications-The Company and Predecessor

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain. Purchased patents are capitalized and amortized over the life of the patent.

Allowance for Doubtful Accounts

ULURU estimates the collectibility of its trade accounts receivable which represent amounts earned by the Company in the course of selling its products or earning royalties, license fees and milestones from licensees. In order to assess the collectibility of these receivables, ULURU monitors the current creditworthiness of each customer and analyzes the balances aged beyond the customer’s credit terms. Theses evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on current facts and are reevaluated and adjusted as additional information is received. Trade accounts receivable are subject to an allowance for collection or write off when it is probable that the balance will not be collected. As of December 31, 2005, no allowance for collectibility or write off was required.

Research and Development Expenses-The Company and Predecessor

Pursuant to SFAS No. 2, “Accounting for Research and Development Costs,” our research and development costs are expensed as incurred. Research and development expenses include, but are not limited to, payroll and related expense, lab supplies, preclinical, development cost, clinical trial expense, outside manufacturing and consulting expense. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired. As of December 31, 2005, there were no such capitalized materials, equipment or facilities.

Inventory-The Company and Predecessor

Raw materials and finished goods inventories are directly attributable to the Business. Inventories are stated at the lower of cost (first in, first out) or market value. Raw material inventory cost is determined on the first-in, first-out method. Costs of finished goods are determined by an actual cost method.

As of December 31, 2005, ULURU’s inventory valued at cost of $77,710, consisted of only the active ingredient Amlexanox, purchased at cost from a foreign licensed manufacturer. When the related product Aphthasol is manufactured by a foreign contract manufacturer using this active ingredient, it is done so at the request and under the control of the Company, however the agreement with the distributor provides for the distributor to pay all inventory manufacturing costs incurred and assume all risks and burden of ownership of such inventory, thereby eliminating the cost and maintenance of any inventory of the finished goods product by the Company.

Interest expense-The Company and Predecessor

Interest expense for the predecessor is allocated based on net capital employed associated with operations of the Business. ULURU recognized interest expense of $237,778 based on actual incurred amounts pertaining to corporate obligations, and amortization of imputed interest of $90,999.

NOTE 2. BASIS OF FINANCIAL STATEMENT PRESENTATION-PREDECESSOR

The accompanying predecessor audited financial statements of operations and cash flows for the Topical Component for the year ended December 31, 2004 and the period from January 1, 2005 through October 12, 2005, and related footnotes referring to them incorporated herein, are not necessarily comparative to ULURU’s results of operations and cash flows for the period from September 7, 2005 (inception) to December 31, 2005. The predecessor transactions for the Topical Component included the results of operations and cash flows based on the historical cost basis of all of the assets and liabilities of that Component, some of which were not acquired by ULURU on October 12, 2005, and therefore their results do not apply to the period subsequent to October 12, 2005.

ULURU’s acquisition of the assets and assumption of certain liabilities of the Topical Component are based on purchase accounting criteria pursuant to SFAS No.141.

NOTE 3. GOING CONCERN

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. ULURU has sustained an operating loss since inception and has a significant deficit in working capital and stockholders’ equity. The Company’s ability to continue in existence is dependent on its ability to develop additional sources of capital and/or achieve profitable operations.

Management’s plans in regard to achieving profitable operations will take time and involve commercializing products for advancing topical delivery, wound management, burn care and plastic surgery. The Company’s efforts are in the development of novel topically applied therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms to improve clinical outcomes.

We believe that our products that require extensive sales efforts directed both at the consumer and the general practitioner level can only compete successfully if marketed by a company having expertise and a strong presence in the therapeutic area or in direct to consumer marketing. Consequently, our business model is to form strategic alliances with major or regional pharmaceutical companies for products to compete in these markets. Management believes that our development risks should be minimized and that the technology potentially could be more rapidly developed and successfully introduced into the marketplace by adopting this strategy.

The Company plans to establish a sales and marketing organization to commercialize our wound management, burn care, and plastic surgery products. The Company believes that a small dedicated sales and marketing organization can effectively commercialize our products. To achieve this objective, the Company plans on acquiring additional complimentary wound management and plastic surgery products. We plan to add additional products to our existing portfolio through the addition of numerous wound management compounds to our nanoparticle aggregate dressing.

We plan in the near term to file a registration statement with the Securities and Exchange Commission to enable us to finance our business plan. We also have a commitment for a 2 million dollar loan should that be necessary.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. RELATED PARTY TRANSACTIONS

Note and Interest Payable - Uluru Nevada

On October 12, 2005, the Company entered into a one year Bridge Loan and Control Share and Pledge Security Agreement, (the "Bridge Loan Agreement") with ULURU Nevada and the President/CEO of ULURU. Pursuant to the Bridge Loan Agreement, ULURU Nevada loaned the Company $10,700,000 in exchange for a secured debenture. In addition to granting the Company’s Debenture, the Company granted a security interest in all of its assets to ULURU Nevada and the President/CEO of ULURU pledged the majority of the Company’s common stock subscribed, which he owned.

The Interest Payable at December 31, 2005, from the Company to ULURU Nevada was $237,778, which was based on an interest rate of 10% per annum and a Note Payable balance of $10,700,000 during the period from October 12, 2005 through December 31, 2005. Pursuant to the terms of the ULURU Debenture, the Company is obligated to remit interest only payments monthly until the expiration of the loan term.

Intercompany Payable - Uluru Nevada

As part of the funding obtained from ULURU Nevada on October 12, 2005, the Company received $7,818.95 of funds which has not been repaid to ULURU Nevada as of December 31, 2005.

Advances by the President/CEO of ULURU

As of December 31, 2005, ULURU’s President/CEO had advanced the Company on a demand basis, a total of $35,593 for obligations of the Company, mainly legal fees, and was owed $62,500 for his compensation from October 12, 2005 through December 31, 2005.

NOTE 5. PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31, 2005 follows:

	Cost	Accumulated Depreciation and Amortization	Net Book Value
Laboratory equipment	$276,171	$9,863	$266,308
Laboratory equipment -capital leases	74,000	2,643	71,357
Computer and office equipment	47,391	1,943	45,448
Total	$397,562	$14,449	$383,113

NOTE 6. PURCHASE OF ASSETS FROM ACCESS PHARMACEUTICALS, INC.

On October 12, 2005, the Company purchased selected assets of Access. The total purchase price was $13,428,119 and was allocated as follows:

Assets acquired
Inventory of finished goods	$16,218
Property and equipment	396,821
Patents	12,765,080
Licensing rights	250,000
Total assets acquired	$13,428,119

Obligations issued and liabilities assumed
Purchase obligations issued, net	$4,190,080
Capital lease obligations assumed	38,039
Advanced royalty obligation assumed	500,000
Total obligations issued and liabilities assumed	4,728,119

Balance of cash paid at closing	8,700,000
Total consideration paid	$13,428,119

NOTE 6. VALUATION OF ACQUIRED PATENTS AND LICENSING RIGHTS

The Company assigned certain values to each intangible asset acquired from Access based upon expected future earnings for each technology taking into consideration criteria such as patent life, approved products for sale, the existence of marketing, manufacturing, and distribution agreements, and development costs.

The Company derived each asset value based on a discount rate of 10% and a unique risk rate based on the difficulty of achieving the forecasted net cash flows revenues to arrive at the net present value of expected discounted cash flows from each technology over an 8 year period. The synopsis for each technology valuation follows:

ZINDACLIN
• Approved product (Residerm)
• Manufacturing, distribution, and marketing agreement with ProStrakan Ltd that includes world-wide territory (except United States). Not currently marketed in United States.
• Patent expires in 11/28/2020

Risk factor discount	20.4%
Value Assigned	$ 3,729,000

AMLEXANOX (Aphthasol)
• Approved product (Aphthasol)

•  Manufacturing, distribution, and marketing agreement with various partners for territories to include United Kingdom, Ireland, Europe, Middle East, and Far East. Discus Dental has territorial rights for the United States.

• Patent expires in 11/08/2011

Risk factor discount	57.4%
Value Assigned	$ 2,090,000

AMLEXANOX (OraDisc A)
• Approved product (OraDisc A)
• Manufacturing process current in final phase of development.

•  Distribution and marketing agreements with various partners for territories to include United Kingdom, Ireland, Europe, Middle East and Far East. Discus Dental has the territorial rights for the United States.

• Patent expires in 08/16/2021

Risk factor discount	73.1%
Value Assigned	$ 6,873,080

ORA DISC
• No approved products (excluding OraDisc A)
• Developing applications for commercialization of various products using technology are ongoing.
• Patent expires in 08/16/2021

Risk factor discount	81.4%
Value Assigned	$ 73,000

HYDROGEL NANOPARTICLE AGGREGATE
• No approved products
• Research and development for commercialization of various products using technology are ongoing.
• Patent and licensing rights expire in 11/06/2022

Risk factor discount	80.3%
Value Assigned	$ 250,000

A summary of patents and licensing rights as of December 31, 2005 follows:

	Cost	Accumulated Amortization	Net Book Value
PATENTS
Zindaclin	$3,729,000	$53,984	$3,675,016
Amlexanox (Aphthasol)	2,090,000	75,384	2,014,616
Amlexanox (OraDisc A)	6,873,080	95,014	6,778,066
OraDisc	73,000	1,009	71,991
Total Patents	$12,765,080	$225,391	$12,539,689

LICENSING RIGHTS
Hydrogel Nanoparticle Aggregate	$250,000	$3,208	$246,792

NOTE 7. ADVANCED ROYALTY

As part of the October 12, 2005 asset purchase from Access, the Company assumed the liability associated with an advanced royalty payment of $500,000 to Access by Discus Dental, our United States distributor. Royalties earned from the sale of Aphthasol by the distributor will first be offset against the advanced royalty. As of December 31, 2005, $30,944 of royalties earned was applied against the advance.

NOTE 8. ASSET PURCHASE OBLIGATIONS

As part of the asset purchase from Access on October 12, 2005, the Company paid to Access $8,700,000 on October 12, 2005 and is obligated to pay them an additional $3,700,000 on October 11, 2006 and $1,000,000 on October 11, 2007, along with certain milestone payments based upon future events which may or may not occur. Pursuant to the terms of the Asset Purchase Agreement none of the future payment obligations to Access have any interest accrual.

For financial statement presentation purposes, the Company applied Accounting Principles Board Opinion (APB) No. 21, Interest on Receivables and Payables, and calculated imputed interest, at 10% per annum, on the future payment obligations which amounted to $509,920 at date of acquisition, and reduced the cost basis of the net assets acquired. A summary of the asset purchase obligations and imputed interest as of December 31, 2005 follows:

	Gross Asset Purchase Obligations	Imputed Interest	Net Asset Purchase Obligations
Asset Purchase Obligation (Due 10/12/2006)	$3,700,000	$264,032	$3,435,968
Asset Purchase Obligation (Due 10/12/2007)	1,000,000	154,889	845,111
Total	$4,700,000	$418,921	$4,281,079

Less : current portion	3,700,000	264,032	3,435,968
Long term portion	$1,000,000	$154,889	$845,111

NOTE 9. CAPITALIZED EQUIPMENT LEASE OBLIGATIONS

As part of the October 12, 2005 asset purchase from Access, the Company assumed three capitalized equipment lease obligations totaling $53,710. The Company has security deposits totaling $29,073 applicable to these balances at lease termination. Two of the leases were paid in full in early 2006, and the third one expires at the end of 2006.

NOTE 10. STOCKHOLDERS’ EQUITY

On September 7, 2006, the Company‘s employees subscribed to 2,200 shares of common stock at par value of $.01 each or $22 which was treated as a stock subscription receivable as of December 31, 2005. As part of the merger on March 31, 2006, all of the Company’s shares, which were paid for in full by that date, were exchanged for 11,000,000 shares of ULURU Nevada common stock.

NOTE 11. INCOME TAXES

There was no current federal tax provision or benefit recorded since inception on September 7, 2005, due to an incurred loss for operations through December 31, 2005. The deferred tax asset of $323,829 has been offset by a valuation allowance of the same amount since utilization of the deferred tax benefit cannot be presently utilized as there is no assurance of future taxable income at this time. The Company’s net operating loss carryover of $947,955 will expire in 2025 if not utilized. The following is an analysis of deferred tax asset and valuation allowance as of December 31, 2005.

Tax loss carry forward	$322,305
Excess of book over tax depreciation	1,524
Gross deferred tax asset	$323,829
Valuation allowance	(323,829)
Total deferred tax asset	$-0-

The following is reconciliation from the expected statutory federal income tax to the Company’s actual income tax for the year ended December 31:

		2005
Expected income tax (benefit) at
Federal statutory tax rate -34%	$	(323,844)
Permanent differences		15
Valuation allowance		323,829
Income tax expense		$-0-

Income Taxes-Predecessor

The predecessor had no reported income taxes applicable to operations as it had incurred losses since inception. All deferred tax assets were completely offset by valuation allowances.

The financial statements of the Business are a “carve out” Component of Access and as such, no income taxes would be applicable since it does not comport to be a separate entity for which income taxes would apply. In addition, the historical results of operations for the Business were losses, therefore, no income taxes would be attributable to such losses, except for deferred taxes which would be offset completely by a valuation allowance, since it is more likely than not that such deferred taxes would be realized in the subsequent year.

NOTE 12. THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Stock-Based Compensation

As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its stock-based compensation to employees. Under APB No. 25, when the exercise price of the Company’s employee stock options is equal to or greater than the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

In December 2004, the Financial Accounting Standards Board issued SFAS 123R, Share Based Payments. SFAS 123R is applicable to transactions in which an entity exchanges its equity instruments for goods and services. It focuses primarily on transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123R supersedes the intrinsic value method prescribed by APB No. 25, requiring that the fair value of such equity instruments be recorded as an expense as services are performed. Prior to SFAS 123R, only certain pro forma disclosures of accounting for these transactions at fair value were required. SFAS 123R will be effective for the first quarter 2006 consolidated financial statements, and permits varying transition methods including retroactive adjustment of prior periods or prospective application beginning in 2006. The Company will adopt SFAS 123R using the modified prospective method effective January 1, 2006. Under this transition method the Company will begin recording stock option expense prospectively, starting in first quarter 2006.

NOTE 13. COMMITMENTS AND CONTINGENCIES

License Agreement with Amlexanox Manufacturer

In connection with the asset sales agreement between ULURU and Access, consent was required to be granted to ULURU by the foreign manufacturer of the active ingredient, Amlexanox, for continued manufacture of the ingredient. If the consent is withheld, ULURU’s purchase price of the net assets may be reduced up to a maximum of 1 million dollars based on damages to ULURU on a dollar-for-dollar basis and which ULURU is entitled to deduct the actual amount of damages from the amount due Access.

Milestone Payments

The Company is subject to paying Access for up to $7,250,000 in connection with 11 enumerated milestones including 5 for up to an aggregate of $4,625,000 if the Company achieves annual net sales volumes of 20 million dollars on any one product, and 20 million dollars on all products, and at levels of 50 million dollars and 100 million dollars for cumulative net sales.

The balance of 6 milestone payments totaling $2,625,000 relate to ULURU commencing Phase II clinical testing of any drug products or pivotal testing of any device products other than a dental product, using the licensed technology; signs a license agreement for any non dental products utilizing the licensed technology, and the license relating to the Mucoadhesive product applied to tooth whitening.

At the time any of the above contingent payments are payable, the Company will capitalize per SFAS No.141, and classify them as goodwill which will not be subject to future amortization in accordance with SFAS No.142.

NOTE 14. COMPENSATION PAID BY ACCESS

The Company reimbursed Access $181,229 for compensation, benefits and employer payroll taxes paid by Access for those Access employees who, for the balance of 2005 (approximately two and one-half months), worked for the Company at the Company’s offices, so that such compensation and benefits of the employees would continue without interruption and not be subject to additional payroll taxes had they been transferred to the Company’s payroll on October 12, 2005. The Company began paying compensation and benefits directly to these same employees commencing on January 1, 2006. Compensation for the President/CEO for that same period of time was accrued as further described in Note 4, of the Notes to financial statements.

NOTE 15. SUBSEQUENT EVENTS

Employment Agreements

On January 1, 2006, the Company entered into employment agreements (“Agreements”) with three key executives. The term of the agreement for the Chief Executive Officer is for three years with automatic annual renewal unless notice is provided by the Company. The other two agreements have an initial term of one year with automatic annual renewals unless notice is provided by the Company. The Agreements provide for compensation, incentives, and benefits that are commensurate with similar positions within the pharmaceutical industry.

Lease Obligation

On January 31, 2006, the Company entered into a lease agreement for office and laboratory space in Addison, Texas commencing April 1, 2006. The monthly lease obligation of $9,034.53 commenced on April 1, 2006 and continues for eighty four (84) months. The following is a summary of the annual lease costs for each of the following years.

Calendar Years	Future Lease Expense

2006	$81,311
2007	108,414
2008	108,414
2009	108,414
2010	108,414
2011 & Beyond	243,934
Total	$758,901

Rent expense for ULURU during the period from September 7, 2005 through December 31, 2005, was $17,865. Rent expense for the predecessor for the period from January 1, 2005 through October 12, 2005 and for the year ended December 31, 2004 was $51,120 and $61,350, respectively.

Merger

On March 31, 2006, ULURU Nevada acquired, through ULURU Nevada’s wholly-owned subsidiary (“Uluru Acquisition Corporation”) a 100% ownership interest in the Company through a merger of the Company into Uluru Acquisition Corporation. ULURU Nevada acquired the Company in exchange for 11,000,000 shares of ULURU Nevada’s common stock. All securities issued pursuant to the merger were “restricted” stock and are subject to a two year Lock-up agreement as well as all applicable re-sale restrictions specified by federal and state securities laws. The aggregate amount of shares of common stock issued to the shareholders of the Company pursuant to the merger represented 92.8% of the issued and outstanding shares of ULURU Nevada’s common stock.

At the effective time of the Merger, the members of the Company’s Board of Directors holding office immediately prior to the merger became ULURU Nevada’s directors, and all persons holding offices of the Company at the effective time, continue to hold the same offices of the surviving corporation. Simultaneously, ULURU Nevada’s director and officer immediately prior to the closing of the Merger resigned from all of his sole respective positions with ULURU Nevada.

As of March 31, 2006, the Company had 10 full-time and 3 part-time employees. Of these employees, 8 are directly engaged in or directly support research and development activities of which 5 have advanced scientific degrees. 2 directly support commercial and business development activities and 3 are in administrative positions. The Company’s employees are not represented by a labor union and are not covered by a collective bargaining agreement. The Company compliments its internal expertise with external scientific consultants, university research laboratories and contract manufacturing organizations that specialize in various aspects of drug development including clinical development, regulatory affairs, toxicology, preclinical testing and process scale-up.

Corporation Name Change

On May 31, 2006, the Company’s Board of Directors approved and amended its articles of incorporation to change the name of the corporation to “ULURU Delaware Inc.” from “ULURU Inc.”

FINANCIAL STATEMENTS

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information of Oxford Ventures, Inc. for the nine months ended September 30, 2005 and the year ended December 31, 2004, has been prepared to assist stockholders in their analyses of the financial effects of the Merger. This information is based on our historical financial statements and should also be read in conjunction on with the historical financial statements and related notes of the Topical Business Component, which are included in Exhibit hereto. The pro forma statements of operation have been prepared to give effect to the Merger as if the Merger had occurred on January 1, 2004. The unaudited pro forma balance sheet information as of September 30, 2005 has been prepared to give effect to the Merger as if the Merger had occurred on September 30, 2005.

The values used in the preparation of the pro forma financial statements were determined based on negotiations between the companies and comparable values for companies at Uluru’s stage of development.

As described elsewhere herein, the Merger is expected to be accounted for as a reverse acquisition in which, for accounting purposes, Uluru is being treated as the acquirer. These unaudited pro forma financial statements have been prepared assuming that 11,000,000 shares of our common stock will be issued to Uluru stockholders in the Merger.

The unaudited pro forma financial information is not necessarily indicative of the results that might have occurred had the transactions taken place on January 1, 2004 or September 30, 2005 and are not intended to be a projection of future results. Future results may vary significantly from the results reflected in the following unaudited pro forms financial information because of normal operations, future acquisitions, future development activities, and other factors. The notes to these pro forma financial statements should be read in conjunction with the statements themselves.

PRO FORMA COMBINED CONDENSED BALANCE SHEET AS AT SEPTEMBER 30, 2005 (UNAUDITED)
	Oxford Ventures, Inc. 2005	Topical Component of Access Pharma 2005	ProForma Adjustments Note 1		ProForma Combined
ASSETS
Current Assets
Cash	$0	$0	$0		$0
Accounts Receivable & Other Receivables	0	106,465	0		106,465
Inventory	0	44,029	0		44,029
Prepaid Expenses & Other Assets	11,548	0,543	0		22,091
Total Current Assets	11,548	161,037	0		172,585

Property & Equip, net of depreciation	0	201,894	0		201,894
Deferred Charge	0	144,109	0		144,109
Restricted Cash	0	0	0		0
Deposit	10,700	27,200	0		37,900
Patents & Goodwill, net of amortization		973,740	16,500,000	b	17,473,740
Total Assets	$22,248	$1,507,980	$16,500,000		$18,030,228

LIABILITIES
Current Liabilities
Accounts Payable	83,999	588,527	0		672,526
Accrued Expenses	274,794	153,229	300,000	c	728,023
Convertible Debenture	292,029	0	0		292,029
Loan Payable- non related	40,000	0	0		40,000
Loan Payable- shareholder	55,376	0	0		55,376
Current Portion of Capital Lease	0	54,293	0		54,293
Current Portion of Deferred Revenue	0	87,175	0		87,175
Total Current Liabilities	746,198	883,224	300,000		1,929,422

Deferred Revenue	0	1,935,306	0		1,935,306
Capital Lease Obligation	0	11,715	0		11,715
Total Liabilities	746,198	2,830,245	300,000		3,876,443

Preferred Stock	0	0	0		0
Common Stock	340,396	0	(340,396)	a	118,150
			118,150	b
Additional Paid-in Capital	252,531	0	(252,531)	a	16,381,850
			16,381,850	b
Treasury Stock	70,947	0	(70,947)	a	0
Deficit	(1,387,824)	(1,322,265)	1,387,824	a	(2,346,215)
			(300,000)	c
			(723,950)	a
Total Stockholders Equity	(723,950)	(1,322,265)	16,200,000		14,153,785
Total Liabilities & Stockholders Equity	$22,248	$1,507,980	$16,500,000		$18,030,228

See accompanying notes to the ProForma combined condensed balance sheet

NOTES TO PROFORMA CONDENSED BALANCE SHEET

Note 1.
The above statement gives effect to the following pro forma adjustments necessary to reflect the merger of Oxford Ventures, Inc. and the Topical Business Component of Access Pharmaceuticals, Inc. (“ULURU”) with ULURU being the acquirer for accounting purposes, as if the transaction had occurred September 30, 2005.

	a)	To eliminate the shareholders equity section of Oxford Ventures, Inc. in connection with the merger and credit the net deficit to combined equity.

b)
To record the issuance for accounting purposes of shares of Oxford Ventures, Inc. to purchase the ULURU assets (valued at $16,500,000) of 11,000,000 shares of Oxford Ventures Inc. (adjusted to reflect a 400 for 1 reverse stock split). The value placed on the shares was determined based on negotiations between the companies and comparable values for companies at ULURU’s stage of development. The valuation of the acquisition used in the accompanying pro forma balance sheet is equivalent to approximately $1.50 per share of Oxford Ventures, Inc. common stock post reverse split (0.00375 cents prior to the reverse split), before expenses of the merger.

	c)	Accrual of $300,000 of estimated legal, accounting and other professional fees relating to the merger.

After the consummation of the transaction described herein, Oxford Ventures Inc will have 200,000,000 common shares authorized, approximately 11,815,000 common shares issued and outstanding, 20,000 preferred shares authorized and no preferred shares issued.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Oxford Ventures, Inc.		Topical Component of Access Pharmaceuticals		ProForma Combined

	December 31, 2004	September 30, 2005	December 31, 2004	September 30, 2005	December 31, 2004	September 30, 2005
Revenues
Net Sales	$6,202	$0	$350,575	$480,939	$356,777	$480,939
Licensing Royalties	0	0	142,143	97,664	142,143	97,664
Royalties	0	0	4,156	75,676	94,156	75,676
Total Revenues	6,202	0	586,874	654,279	593,076	654,279

Cost of Goods Sold	0	0	239,276	206,333	239,276	206,333
Gross Profit	6,202	0	347,598	447,946	353,800	447,946
Operating Expenses
General & Admin	360,142	204,631	1,616,864	869,612	1,977,006	1,074,243
Research & Dev.	209,505	0	1,615,071	1,492,628	1,824,576	1,492,628
Depreciation & Amortization	16,153	19,978	211,561	162,053	227,714	182,031
Total Operating Expenses	585,800	224,609	3,443,496	2,524,293	4,029,296	2,748,902
Operating Income/<LOSS>	(579,598)	(224,609)	(3,095,898)	(2,076,347)	(3,675,496)	(2,300,956)
Other Income/ <EXPENSE>
Interest	(19,655)	(18,714)	(118,320)	(111,990)	(137,975)	(130,704)
Miscellaneous	(292,993)	(19,423)	38,891	91,400	(254,102)	71,977
Total Other Income/ Expense	(312,648)	(38,137)	(79,429)	(20,590)	(392,077)	(58,727)

Income/ Loss from Operations	(892,246)	(262,746)	(3,175,327)	(2,096,937)	(4,067,573)	(2,359,683)

Income Tax Expense	0	0	0	0	0	0
Net Income/ Loss	$(892,246)	$(262,746)	$(3,175,327)	$(2,096,937)	$(4,067,573)	$(2,359,683

Net Loss Per Common Share	$2.35	$0.31	$0.29	$.019	$.036	$0.20

Average Number of Common and Equivalent Shares Outstanding (Note 2,3)	378,898	850,990	11,000,000	11,000,000	11,378,898	11,850,990

* Reflects the 400 for 1 reverse stock split

NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Note 1.	The above statement gives effect to the merger of Oxford Ventures, Inc. and ULURU with ULURU being the acquirer for accounting purposes, as if the merger had occurred on January 1, 2004.

Note 2.
The average number of outstanding shares of ULURU gives retroactive effect to the proposed issuance of 11,000,000 (post a 400 for 1 reverse stock split) shares of Oxford Ventures, Inc. for the purchase of the ULURU assets.

Note 3.
The pro forma combined-weighted average number of common shares outstanding is based on the weighed average number of shares of common stock of Oxford Ventures, Inc. outstanding during the period plus those shares to be issued in conjunction with the acquisition. Reconciliation between the Oxford Ventures, Inc. historical weighted average shares outstanding and pro forma weighted average shares outstanding is as follows:

	December 31,	September 30,
	2004	2005
Oxford Ventures, Inc.	378,898	850,990
ULURU	11,000,000	11,000,000
	11,378,898	11,850,990

FINANCIAL STATEMENTS

TOPICAL BUSINESS COMPONENT OF ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARIES, AS OF DECEMBER 31, 2004 AND 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
ULURU Inc.
Dallas, Texas

We have audited the accompanying statements of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries (a Delaware corporation) as of December 31, 2004 and 2003, and the related statements of operations and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor are we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying audited financial statements were prepared to present the statement of the net assets of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries, and the results of its operations and cash flows for the purpose of complying with the rules and regulations of the Securities and Exchange Commission.

Access Pharmaceuticals, Inc. entered in an asset sales agreement on October 11, 2005, with ULURU, Inc. in which ULURU, Inc. agreed to acquire the assets of the topical component of Access Pharmaceuticals, Inc. and assume related liabilities of that component which exist at a closing date to be determined.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Braverman International, P.C.
Braverman International, P.C.
Prescott, Arizona
November 18, 2005

TOPICAL BUSINESS COMPONENT OF ACCESS PHARMACEUTICALS, INC.
AND SUBSIDIARIES
STATEMENTS OF NET ASSETS
AS OF DECEMBER 31, 2003 & 2004

(ALL ASSETS ARE PLEDGED AS SECURITY)

	2004	2003
ASSETS

Current Assets
Trade accounts receivable	$131,820	$42,720
Inventory	125,287	108,237
Prepaid expenses	110,500	97,314
Deferred charge	203,581	24,052
Total Current Assets	571,188	272,323

Other Assets
Property and equipment, net of depreciation	214,072	186,811
Deferred charge	187,312
Restricted cash	839,356	342,068
License fees receivable		531,358
Deposit	27,200
Patents, net of amortization	1,100,935	1,270,528
Total Other Assets	2,368,875	2,330,765

TOTAL ASSETS	$2,940,063	$2,603,088

LIABILITIES

Current Liabilities
Accounts payable	$402,970	$258,271
Accrued liabilities	354,342	386,528
Current portion of capital lease obligations	79,497	42,000
Deferred revenue	56,575	38,349
Total Current Liabilities	893,384	725,148

Other Liabilities
Deferred revenue	1,374,490	1,357,968
Capital lease obligations	35,145	49,000
Total Other Liabilities	1,409,635	1,406,968

TOTAL LIABILITIES	2,303,019	2,132,116

NET ASSETS	$637,044	$470,972

The accompanying notes are an integral part of these consolidated financial statements.

TOPICAL BUSINESS COMPONENT OF ACCESS PHARMACEUTICALS, lNC.
AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 & 2003

	2004	2003

REVENUES
Net sales	$350,575	$532,022
Licensing revenues	142,143	747,283
Royalties	94,156	33,686
Total Revenues	586,874	1,312,991

COSTS OF GOODS SOLD	239,276	276,536

GROSS PROFIT	347,598	1,036,455

COSTS AND EXPENSES:
General and administration	1,616,864	1,035,031
Research and development	1,615,071	2,426,101
Depreciation and amortization	211,561	200,748
TOTAL COST & EXPENSES	3,443,496	3,661,880

OPERATING LOSS	(3,095,898)	(2,625,425)

OTHER INCOME/EXPENSE
Interest	(118,320)	(2,885)
Currency translation losses	(58,342)	(47,064)
Other	97,233	2,280,049
TOTAL OTHER EXPENSES	(79,429)	2,230,100

NET (LOSS)	$(3,175,327)	$(395,325)

The accompanying notes are an integral part of these consolidated financial statements.

TOPICAL BUSINESS COMPONENT OF ACCESS PHARMACEUTICALS, INC. AND SUBSIDIARIES STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004		2003

OPERATING ACTIVITIES :
Net (loss) from operations		$(3,175,327)		$(395,325)

Adjustments to reconcile net loss to net cash used in operating activities:

Warrants issued in payment of consulting expenses		----		19,950
Amortization of restricted stock grants		44,046		40,910
Depreciation and amortization		211,560		200,748
Amortization of deferred revenue		(53,575)		(33,575)
Amortization of deferred charge		65,000		----

Change in operating assets and liabilities
Accounts receivable		(186,333)		294,753
Inventory		(17,050)		352,845
Prepaid expenses and deferred charge		(192,715)		150,940
Accounts payable		144,699		(284,166)
Accrued liabilities		(32,186)		127,132
Total Adjustments		(16,554)		869,537

Net Cash Provided (Used) by Operating Activities		(3,191,881)		474,212

INVESTING ACTIVITIES :
Purchase of equipment		(69,229)		(173,891)
Deposit		(27,200)		----
Restricted cash		(497,288)		(342,068)
Increase in deferred charge		(252,312)		----
Net Cash (Used) by Investing Activities		(846,029		(515,959)

FINANCING ACTIVITIES :
Decrease in note payable		----		(500,000)
Increase in capital lease obligations		65,642		91,000
Decrease in capital lease obligations		(42,000)		----
Increase in deferred revenue		88,323		247,064
Advances from licensee		628,591		294,336
Financing provided by (to) Access Pharmaceuticals Inc.		3,297,354		(90,653)
Net Cash Provided by Financing Activities		4,037,910		41,747

Net Increase (Decrease) in Cash		----		----

Cash, beginning of period		----		----
Cash, end of period	$	----	$	----

OTHER SUPPLEMENTAL INFORMATION
Cash Paid for Interest		$118,320		$2,885

The accompanying notes are an integral part of these consolidated financial statements.

TOPICAL BUSINESS COMPONENT OF ACCESS PHARMACEUTICALS INC.
AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

NOTE 1 DESCRIPTION OF BUSINESS

ULURU Inc. is a Delaware corporation in the development stage. It is a diversified emerging pharmaceutical company engaged in the development of novel therapeutics based primarily on the adaptation of existing therapeutic agents using its proprietary drug delivery platforms.

Topical (the “Business”) represents a component of the consolidated operations of Access Pharmaceuticals Inc. and its subsidiary companies, a Delaware corporation (API or the “Company”). The Business consists of three patented drug delivery technologies from which three products have been approved for marketing in various global markets. In addition, numerous products are under development utilizing the mucoadhesive film and nanoparticle aggregate technologies. The Business’ customer base consists of numerous strategic alliances with partners throughout the world to manufacture and market our products. Continuing operations of the Business include a research and development facility in Dallas, Texas, a third party distribution arrangement for the sale of a product in the United States and the network of strategic partners globally.

Uluru, Inc. entered into an Asset Purchase Agreement (the “Agreement”) with API. The Agreement provides for the sale of the topical product assets and the assumption of certain capital lease obligations associated with equipment used by the Business. Under the terms of the Agreement, the Company will sell all assets used in the Topical component including inventory, capital equipment and intellectual property that could be specifically identified as associated with the Topical component. The sale is to exclude all liabilities of the Company except the assumed capital and operating leases applicable to the assets to be sold, and all non-equipment related debt. The sale was consummated on October 12, 2005.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation

Throughout the period covered by the accompanying financial statements, the Business’ operations are accounted for as a part of the Company. The accompanying financial statements have been carved out from the Company’s historical accounting records. Certain operations of the Business include a sharing of facilities, personnel and other resources with other Company operations. These financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained in the Company’s Form 10-KSB for the years ended December 31, 2004.

The Company’s financial systems are not entirely aligned on a basis that is specific to the Business, and thus are not designed to separately track all assets/liabilities and receipts/payments related to the Business. Cash requirements of the Business are provided directly by the Company and cash generated by the Business is remitted directly to the Company, in a manner that is commingled with that of non-Business operations. Transaction systems (e.g. payroll, employee benefits, accounts payable) for Business and non-Business operations used to record and account for cash disbursements are provided by centralized systems of the Company.

The statements of the net assets of the Topical component were prepared to show the net assets of that component and omit any equity by or liability to the Company. However, to prepare the statements of cash flows for the Business, funds provided by or to the Company in connection with the affairs of the Topical component were included therein as a financing activity in arriving at the zero cash balances existing on the statements of Topical net assets as of December 31, 2004, 2003 and 2002.

The accompanying financial statements of the Business were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission wherein Uluru, Inc. is required to file the Business’s audited financial statements in connection with a pending merger. The presentation of these financial statements reflects historic cost values of the Business.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to seven years.

Deferred Charge

From time to time fees are payable to the Federal Drug Administration in connection with new drug applications submitted by the Company. Such fees are considered deferred charges since they are not recoverable unless the related drug is accepted and approved by the FDA for use or sale by the Company to the general public. Such fees are being amortized ratably over the period of 12 months beginning with the month such fees were paid.

Patents and Applications

We expense internal patent and application costs as incurred because, even though we believe the patents and underlying processes have continuing value, the amount of future benefits to be derived therefrom are uncertain. Purchased patents are capitalized and amortized over the life of the patent.

Allowance for Doubtful Accounts

The company estimates the collectibility of its trade accounts receivable. In order to assess the collectibility of these receivables, the Company monitors the current creditworthiness of each customer and analyzes the balances aged beyond the customer’s credit terms. Theses evaluations may indicate a situation in which a certain customer cannot meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. The allowance requirements are based on currents facts and are reevaluated and adjusted as additional information is received. Trade accounts receivable are subject to an allowance for collection when it is probable that the balance will not be collected. As of December 31, 2004 and 2003, no allowance for collectibility was needed.

Research and Development Expenses

Pursuant to SFAS No. 2, “Accounting for Research and Development Costs,” our research and development costs are expensed as incurred. Research and development expenses include, but are not limited to, payroll and related expense, lab supplies, preclinical, development cost, clinical trial expense, outside manufacturing and consulting. The cost of materials and equipment or facilities that are acquired for research and development activities and that have alternative future uses are capitalized when acquired. As of December 31, 2004 and 2003, there were no such capitalized materials, equipment or facilities.

Use of Estimates and Assumptions

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In addition, the accompanying financial statements include allocations that Company management believes to be reasonable under the circumstances. However, the results of these allocations are not necessarily indicative of the actual results of operations that would have been obtained if the business had been operated as a separate entity during the periods presented, and do not present expectations of the future operating results of the business.

Inventory

Raw materials and finished goods inventories are directly attributable to the Business. Inventories are stated at the lower of cost or market value. Raw material inventory cost is determined on the first-in, first-out method. Costs of finished goods are determined by an actual cost method.

Revenue Recognition

Net sales in the accompanying statement of operations are specifically attributable to the Business. The Business recognizes revenue and related costs from the sale of its products at the time the products are shipped to the customer. Licensing revenues are recognized over the period of our performance obligation. Licensing agreements generally require payments of fees on executing the agreement with milestone payments based on regulatory approvals and cumulative sales. Some agreements allow for the return of a portion of the initial execution fee if regulatory approvals are not received. In these cases the refundable balance is included as deferred revenue. Many of our agreements are for ten years with automatic extensions. Sponsored research and development revenues are recognized as research and development activities are performed under the terms of research contracts. Advance payments received are recorded as deferred revenue until the related research activities are performed. Royalty income is recognized as earned at the time the licensed product is sold. Option revenues are recognized when the earnings process is completed pursuant to the terms of the respective contracts.

Costs of Goods Sold

Cost of goods sold includes direct materials, labor and overhead costs specifically attributable to the Business.

General and Administrative Expense

General and administrative expenses include costs specifically identifiable to the Business and allocated corporate overhead expenses. All corporate overhead, including expenses such as salaries, insurance, data processing and professional fees, are allocated based primarily upon relative activities of the Business in relation to total activities of the Company.

Depreciation

Depreciation expense is specifically attributable to property and equipment used in operations of the Business.

Restricted Cash

Restricted cash is cash that is committed for a particular purpose. We have restricted cash as of December 31, 2004 and 2003, amounting to $839,356 and $342,068, respectively. Pursuant to a license agreement, the licensee advanced the stated amounts for which an underlying letter of credit to the licensee was issued to ensure that such funds were available for refund in the event the licensee was unable to obtain regulatory authority in any or all of seven countries specified in the agreement. To date no regulatory authority was obtained.

The restricted cash amounts have been adjusted to reflect the value refundable in Euros, the functional currency of the licensee. Accordingly, as of December 31, 2004 and 2003, the U. S. currency received was adjusted to the Euro amounts owed at those dates, resulting in a currency translation exchange loss of $58,342 and gain of $47,064, respectively.

Interest

Interest expense is allocated based on net capital employed associated with operations of the Business.

Financial Instruments and Concentration of Credit Risk

The financial instruments that potentially subject the Business to concentrations of credit risk are trade receivables. Trade receivables are unsecured; however, management seeks to control concentration of credit risk by establishing and continuously monitoring credit limits. In addition, the credit risk concentration is limited due to the geographic dispersion of customers.

Income Taxes

API had no reported income taxes applicable to operations as it had incurred losses since inception. All deferred tax assets were completely offset by valuation allowances.

The financial statements of the Business are a “carve out” component of API and as such, no income taxes would be applicable since it does not comport to be a separate entity for which income taxes would apply. In addition, the historical results of operations for the Business were losses, therefore, no income taxes would be attributable to such losses, except for deferred taxes which would be offset completely by a valuation allowance, since it is more likely than not that such deferred taxes would be realized in the subsequent year.

Interest

Interest expense is allocated based on net capital employed associated with operations of the Business.

NOTE 3 RECENT ACCOUNTING PRONOUNCEMENTS

SFAS 123R Accounting for Stock Based Compensation

On December 16, 2004, the FASB issued FAS 123R, “Share-Based Payment - And Amendment of FASB Statements No. 123 and 95”, (FAS 123R) which is effective for public companies in periods beginning after June 15, 2005. We will be required to implement the proposed standard no later than the quarter that begins July 1, 2005. The cumulative effect of adoption, if any, applied on a modified prospective basis, would be measured and recognized on July 1, 2005. FAS 123R addresses the accounting for transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. FAS 123R would eliminate the ability to account for share-based compensation transactions using APB 25, and generally would require instead that such transactions be accounted for using a fair-valued based method. Companies will be required to recognize an expense for compensation cost related to share-based payment arrangements including stock options and employee stock purchase plans.

NOTE 4 PATENT ACQUISITION

On July 22, 2002, the Company acquired from GlaxoSmithKline the patents, trademarks and technology covering the use of amlexanox for the treatment of mucosal and skin disorders. The two major components of the acquisition are the US marketing rights to amlexanox 5% paste which is currently marketed for the treatment of canker sores under the trademark Aphthasol(R), and the remaining worldwide marketing rights for this indication which were the subject of a prior licensing agreement between the companies. Under the terms of the agreement, the Company made an initial upfront payment of $750,000 and an additional payment of $250,000 on January 22, 2003. The balance of $250,000 was forgiven as part of the settlement agreement with Block Drug Company as further described in Note 9.

We amortize the cost of the above patent and related licenses totaling $1,586,403 over their useful lives of approximately 9 years. The amortization annually for 2004 and 2003 was $169,593. Accumulated amortization at those dates was $485,468 and $315,875, respectively. For the next 5 years amortization expense would be $169,593.

NOTE 5 INVENTORY

	For the Year Ended December 31,
	2004	2003
Raw Materials	$7,194	$108,237
Finished Goods	118,093	0
Total Inventory	$125,287	$108,237

NOTE 6 PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	For the Year Ended December 31,
	2004	2003
Laboratory Equipment	$276,428	$210,891
Laboratory & building equipment	22,196	22,196
Furniture & equipment	9,833	6,141
Total Cost	$308,457	$239,228
Less accumulated depreciation & amortization	94,385	52,418
Net property & equipment	$214,072	$186,811

Depreciation and amortization on property and equipment was $41,967 and $31,155 for the years ended December 31, 2004 and 2003, respectively.

NOTE 7 401(k) PLAN

We have tax-qualified employee savings and retirement plan (the “401(k) Plan”) covering all our employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($13,000 in 2004 and $12,000 in 2003) and to have the amount of such reduction contributed to the 401(k) Plan. We have a 401(k) matching program whereby we contribute for each dollar a participant contributes a like amount, with a maximum contribution of 2% of a participant’s earnings. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on 401(k) Plan contributions, are not taxable to employees until withdrawn form the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by us when made. At the direction of each participant, we invest the assets of the 401(k) Plan in any of 23 investment options. Company contributions under the 401(k) Plan were $19,322 in 2004 and $22,315 in 2003.

NOTE 8 CONTINGENT ASSET

The statements of Net Assets of the Business omit a receivable from the FDA amounting to $573,500 which originated from the required payment by the Company to the FDA in connection with a Topical drug application which was supposed to be refunded in its entirety once the underlying approval of the drug and its related information was submitted and accepted by them. As of December 31, 2004 the drug was approved, however, the refund had been in process for over a year and to date the FDA has not refunded or approved all of the information submitted by the Company. Accordingly this receivable has been omitted in the accompanying financial statements based on the questionable collection of the amount at the dates thereof.

NOTE 9 SETTLEMENT WITH BLOCK DRUG COMPANY

On July 22, 2002 the Company entered into a Supply Agreement whereby Block Drug Company (Block) was required to produce Aphthasol(R) for us for a defined period of time at its Puerto Rico facility. Subsequently we were advised by Block that it was unable to produce Aphthasol(R) for us pursuant to the Supply Agreement. In May 2003, we reached a settlement with Block relating to this matter whereby Block made a one-time cash payment to us of $2,280,000 which is included in Miscellaneous Income for the year ended December 31, 2003. Block was relieved of its obligations under the Supply Agreement and the related Asset Sale Agreement, pursuant to which we had purchased certain assets relating to amlexanox and Aphthasol(R) from Block. The Company was relieved from certain future obligations under the Asset Sale Agreement.

NOTE 10 SUBSEQUENT EVENTS OF THE COMPANY

As of March 30, 2005, the Company executed a securities purchase agreement with Cornell Capital Partners and Highgate House Funds. Under the securities purchase agreement, upon closing Cornell Capital Partners and Highgate House Funds are obligated to purchase an aggregate of $2,633,000 principal amount of secured convertible debentures from the Company (net proceeds to the Company of $2,360,000). The secured convertible debentures accrue interest at a rate of 7% per year and mature 12 months from the issuance date with scheduled monthly repayment commencing on November 1, 2005 to the extent that the secured convertible debenture has not been converted to common stock. The secured convertible debenture is convertible into the Company’s common stock at the holder’s option any time up to maturity at a conversion price equal to $4.00. The secured convertible debentures are secured by all of the assets of the Company even though such debentures are not included in the accompanying financial statements. The Company has the right to redeem the secured convertible debentures upon 3 business days notice for 110% of the amount redeemed. Pursuant to the securities purchase agreement, the Company is required to issue to the holders an aggregate of 50,000 shares of common stock of the Company.

On May 11, 2005 pursuant to an asset purchase agreement between Uluru, Inc. and the Company, the security interests of both Kerry Gray (president of the Company whose severance from the Company included a junior security interest in all of the assets of the Company), and Cornell Capital Partners were released.

Independent Registered Accounting Firm Consent

The Board of Directors
ULURU Inc.

We consent to the use in this Form 8-K/A of our report dated November 18, 2005, relating to the financial statements of The Topical Business Component of Access Pharmaceuticals, Inc. as of December 31, 2004 and 2003.

We also consent to the use of our reports dated April 11, 2005, relating to the financial statements of Oxford Ventures, Inc. as of December 31, 2004, and for each of the two years then ended, incorporated herein by reference, and to the use of our report dated June 9, 2005, relating to the financial statements of ULURU Delaware Inc. as of December 31, 2005 and for each of the two years then ended, and the statements of operations and cash flows of the Topical Business Component of Access Pharmaceuticals, Inc. and Subsidiaries for the period from January 1, 2005 to October 12, 2005. We also consent to the use of our report dated April 11, 2005, relating to the financial statements of Oxford Ventures, Inc. as of December 31, 2004, incorporated herein by reference.

We also consent to the reference to us under the heading “Experts” in such Form 8-K/A.

Very truly yours,

/s/ Braverman International, P.C.
Braverman International, P.C.
Prescott, Arizona
July 11, 2006

Exhibit Number		Description of Document

3.1.1		Articles of Incorporation dated September 17, 1987 (1)
3.1.2		Articles of Amendment dated December 17, 1990 (1)
3.1.3		Articles of Amendment dated April 16, 1993 (1)
3.1.4		Articles of Amendment dated August 19, 1999 (1)
3.1.5		Articles of Amendment dated March 13, 2000 (1)
3.1.6		Articles of Amendment dated January 30, 2002 (1)
3.1.7		Articles of Amendment dated March 29, 2006 (4)
3.1.8		Articles of Amendment dated March 31, 2006 (4)
3.2		Bylaws (1)
10.1		Securities Purchase Agreement between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.2		Security Agreement between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.3		Collateral Assignment between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.4		Guaranty Agreement between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.5		Guarantor Security Agreement between the Merger Corp., Highgate and Prenox, dated October 12, 2005 (2)
10.6		Escrow Agreement between the Registrant, Highgate, Prenox and Gottbetter & Partners, LLP ("Gottbetter"), dated October 12, 2005 (2)
10.7		Escrow Shares Escrow Agreement between the Registrant, Highgate, Prenox and Gottbetter, dated October 12, 2005 (2)
10.8		Investor Registration Rights Agreement between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.9		OXFV Convertible Debenture for $3,000,000 issued by the Registrant and Highgate, dated October 12, 2005 (2)
10.10		OXFV Convertible Debenture for $10,000,000 issued by the Registrant and Prenox, dated October 12, 2005 (2)
10.11		Warrant issued by the Registrant to Highgate, dated October 12, 2005 (2)
10.12		Warrant issued by the Registrant to Prenox, dated October 12, 2005 (2)
10.13		Bridge Loan and Control Share Pledge and Security Agreement between Uluru, the Registrant and Mr. Gray, dated October 12, 2005 (2)
10.14		Security Agreement between Uluru, the Registrant and Mr. Gray, dated October 12, 2005 (2)
10.15		Pledge and Escrow Agreement between the Registrant, Uluru, Mr. Gray, and Gottbetter, dated October 12, 2005 (2)
10.16		Convertible Debenture for $10,700,000 issued by Uluru to the Registrant, dated October 12, 2005 (2)
10.17		Merger Agreement between the Registrant, Merger Corp., and Uluru, dated October 12, 2005 (2)
10.18		Indemnification Escrow Agreement between the Registrant, Mr. Gray and the Escrow Agent, dated October 12, 2005 (2)
10.19		Standby Equity Distribution Agreement between the Registrant and Cornell, dated October 12, 2005 (2)
10.20		SEDA Registration Rights Agreement between the Registrant and Cornell, dated October 12, 2005 (2)
10.21		Placement Agent Agreement between the Registrant, Cornell and Newbridge Securities Corp., dated October 12, 2005 (2)
10.22		Asset Sale Agreement between Uluru and Access Pharmaceuticals, dated October 12, 2005 (4)
10.23		Patent Assignment Agreement between Uluru and Access Pharmaceuticals, dated October 12, 2005 (4)
10.24		License Agreement between Uluru and Access Pharmaceuticals, dated October 12, 2005 (4)
10.25		Lease Agreement between Uluru and Addison Park Ltd, dated January 31, 2006 (4)
10.26		License Agreement with Strakan Ltd., dated August 14, 1998 (4)
10.27		License and Supply Agreement with Discus Dental, dated April 15, 2005 (4)
10.28		Amendment to License and Supply Agreement with Discus Dental, dated November 18, 2005 (4)
10.29		Employment Agreement with Kerry P. Gray, dated January 1, 2006 (4)
10.30		Employment Agreement with Terrance K. Wallberg, dated January 1, 2006 (4)
10.31		Employment Agreement with Daniel G. Moro, dated January 1, 2006 (4)
19		Notice to Security Holders, dated February 27, 2006 (3)
----------
	(1)	Incorporated by reference to the Company’s registration statement on Form 10-SB filed on March 8, 2002.
	(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 18, 2005.
	(3)	Incorporated by reference to the Company’s Definitive Schedule 14C filed on March 1, 2006.
	(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 31, 2006

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ULURU INC.

Date: July 11, 2006	By:	/s/ Kerry P. Gray
	Name:	Kerry P. Gray
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number		Description of Document

3.1.1		Articles of Incorporation dated September 17, 1987 (1)
3.1.2		Articles of Amendment dated December 17, 1990 (1)
3.1.3		Articles of Amendment dated April 16, 1993 (1)
3.1.4		Articles of Amendment dated August 19, 1999 (1)
3.1.5		Articles of Amendment dated March 13, 2000 (1)
3.1.6		Articles of Amendment dated January 30, 2002 (1)
3.1.7		Articles of Amendment dated March 29, 2006 (4)
3.1.8		Articles of Amendment dated March 31, 2006 (4)
3.2		Bylaws
10.1		Securities Purchase Agreement between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.2		Security Agreement between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.3		Collateral Assignment between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.4		Guaranty Agreement between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.5		Guarantor Security Agreement between the Merger Corp., Highgate and Prenox, dated October 12, 2005 (2)
10.6		Escrow Agreement between the Registrant, Highgate, Prenox and Gottbetter & Partners, LLP ("Gottbetter"), dated October 12, 2005 (2)
10.7		Escrow Shares Escrow Agreement between the Registrant, Highgate, Prenox and Gottbetter, dated October 12, 2005 (2)
10.8		Investor Registration Rights Agreement between the Registrant, Highgate and Prenox, dated October 12, 2005 (2)
10.9		OXFV Convertible Debenture for $3,000,000 issued by the Registrant and Highgate, dated October 12, 2005 (2)
10.10		OXFV Convertible Debenture for $10,000,000 issued by the Registrant and Prenox, dated October 12, 2005 (2)
10.11		Warrant issued by the Registrant to Highgate, dated October 12, 2005 (2)
10.12		Warrant issued by the Registrant to Prenox, dated October 12, 2005 (2)
10.13		Bridge Loan and Control Share Pledge and Security Agreement between Uluru, the Registrant and Mr. Gray, dated October 12, 2005 (2)
10.14		Security Agreement between Uluru, the Registrant and Mr. Gray, dated October 12, 2005 (2)
10.15		Pledge and Escrow Agreement between the Registrant, Uluru, Mr. Gray, and Gottbetter, dated October 12, 2005 (2)
10.16		Convertible Debenture for $10,700,000 issued by Uluru to the Registrant, dated October 12, 2005 (2)
10.17		Merger Agreement between the Registrant, Merger Corp., and Uluru, dated October 12, 2005 (2)
10.18		Indemnification Escrow Agreement between the Registrant, Mr. Gray and the Escrow Agent, dated October 12, 2005 (2)
10.19		Standby Equity Distribution Agreement between the Registrant and Cornell, dated October 12, 2005 (2)
10.20		SEDA Registration Rights Agreement between the Registrant and Cornell, dated October 12, 2005 (2)
10.21		Placement Agent Agreement between the Registrant, Cornell and Newbridge Securities Corp., dated October 12, 2005 (2)
10.22		Asset Sale Agreement between Uluru and Access Pharmaceuticals, dated October 12, 2005 (4)
10.23		Patent Assignment Agreement between Uluru and Access Pharmaceuticals, dated October 12, 2005 (4)
10.24		License Agreement between Uluru and Access Pharmaceuticals, dated October 12, 2005 (4)
10.25		Lease Agreement between Uluru and Addison Park Ltd, dated January 31, 2006 (4)
10.26		License Agreement with Strakan Ltd., dated August 14, 1998 (4)
10.27		License and Supply Agreement with Discus Dental, dated April 15, 2005 (4)
10.28		Amendment to License and Supply Agreement with Discus Dental, dated November 18, 2005 (4)
10.29		Employment Agreement with Kerry P. Gray, dated January 1, 2006 (4)
10.30		Employment Agreement with Terrance K. Wallberg, dated January 1, 2006 (4)
10.31		Employment Agreement with Daniel G. Moro, dated January 1, 2006 (4)
19		Notice to Security Holders, dated February 27, 2006 (3)
----------
	(1)	Incorporated by reference to the Company’s registration statement on Form 10-SB filed on March 8, 2002.
	(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on October 18, 2005.
	(3)	Incorporated by reference to the Company’s Definitive Schedule 14C filed on March 1, 2006.
	(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 31, 2006